Chubb Group of Insurance Companies 15 Mountain View Road, Warren, New Jersey 07059 FIRST NAME OF ASSURED (herein called ASSURED): MARWOOD GROUP LLC 232 MADISON AVENUE, SUITE 906 NEW YORK, N Y 10016

DECLARATIONS
FINANCIAL INSTITUTION
SECURITIES DEALER BLANKET BOND

Bond Number: 82049804A

VIGILANT INSURANCE COMPANY

Incorporated under the laws of New York
a stock insurance company herein caned the COMPANY

55 Water Street
New York, NY 10041-2899

ITEM 1.	BOND PERIOD:	From	12:01 a.m. on September 23, 2006
		to	12:01 a.m. on September 23, 2007
Standard time at the above address to each of said dates. The liability of the COMPANY under this Bond shall not be cumulative from PERIOD to PERIOD.

ITEM 2.	LIMIT OF LIABILITY AND DEDUCTIBLE AMOUNT SUBJECT TO SECTION 7, 8 AND 11 HEREOF:
	LIMIT OF LIABILITY IS: $500,000		DEDUCTIBLE AMOUNT IS: $10,000

ITEM 3.	THE LIABILITY OF THE COMPANY IS ALSO SUBJECT TO THE TERMS OF THE FOLLOWING ENDORSEMENTS EXECUTED SIMULTANEOUSLY HEREWITH:

Computer Systems Endorsement Form 17-02-4769, Computer Virus Endorsement Form 17-02-4770, Tele-Facsimile

Transmissions Endorsement Form 17-02-4772, Unauthorized Signatures Endorsement Form 17-02-4773, Uncollectible

Items of Deposit Endorsement Form 17-02-4774, Name of Assured Endorsement Form 17-02-4904, New York Amendatory Endorsement, Terrorism Notice.

ITEM 4.	ORGANIZATIONS TO BE NOTIFIED OF TERMINATION:

The COMPANY will mark its records to indicate that the following will be notified promptly concerning the cancellation, termination or substantial modification of this Bond, whether at the request of the ASSURED or the COMPANY, and will use its best efforts to so notify the following but failure to so notify the following shall not impair or delay the effectiveness of any such cancellation, termination or modification:

National Association of Securities Dealers, Inc.

ITEM 5.	OFFICES OR PREMISES COVERED:

All the ASSURED’s offices or premises in existence at the time this Bond becomes effective are covered under this Bond except the offices or premises located as follows:

ITEM 6.

The ASSURED by the acceptance of this Bond gives notice to the COMPANY terminating or canceling prior bond(s) or policy(ies) No.(s) New. Such termination or cancellation to be effective as of the time this Bond becomes effective.

IN WITNESS WHEREOF, THE COMPANY caused this Bond to be signed by its authorized officers, but it shall not be valid unless also signed by an authorized representative of the COMPANY.

Secretary	President

Countersigned by _______________________________
Authorized Representative

Securities Dealer Blanket Bond (Ed. 9-02)

Form 17-02-2142 (H. 9-02)     Page 1 of 1

The COMPANY, in consideration of an agreed premium, and subject to the DECLARATIONS made a part hereof, the General Agreements, Conditions and Limitations and other terms of this Bond, agrees with the ASSURED, in accordance with the Insuring Clauses hereof to which an amount of insurance is applicable as set forth in ITEM 2. of the DECLARATIONS and with respect to loss sustained by the ASSURED at any time but discovered during the Bond Period, to indemnify and hold harmless the ASSURED for:

Insuring Clauses

Fidelity	1.

Loss resulting directly from one or more dishonest or fraudulent acts of an Employee, committed anywhere and whether committed alone or in collusion with others, including loss of Property resulting from such acts of an Employee, which Property is held by the ASSURED for any purpose or in any capacity and whether so held gratuitously or not and whether or not the ASSURED is liable therefor.

		Dishonest or fraudulent acts as used in this Insuring Clause shall mean only dishonest or fraudulent acts committed by such Employee with the manifest intent:

		A.	to cause the ASSURED to sustain such Loss, and

		B.

to obtain financial benefit for the Employee, or for any other person or organization intended by the Employee to receive such benefits other than salaries, commissions, fees, bonuses, promotions, awards, profit sharing, pensions or other employee benefits earned in the normal course of employment.

On Premises	2.	A.

Loss of Property (occurring with or without negligence or violence) through robbery, burglary, common-law or statutory larceny, theft, holdup, or other fraudulent means, misplacement, mysterious unexplainable disappearance, damage thereto or destruction thereof, abstraction or removal from the possession, custody or control of the ASSURED, and loss of subscription, conversion, redemption or deposit privileges through the misplacement or loss of Property, while the Property is (or is supposed to be) lodged or deposited within any offices or premises located anywhere, except in an office listed in ITEM 5. of the DECLARATIONS or amendment thereof or in the mail or with a carrier for hire other than an armored motor vehicle company, for the purpose of transportation.

Offices and Equipment		B.

Loss of or damage to, furnishings, fixtures, stationery, supplies or equipment, within any of the ASSURED’s offices covered under this Bond caused by larceny or theft in, or by burglary, robbery or hold-up of such office, or attempt thereat, or by vandalism of malicious mischief, always excepting, however, all loss or damage through fire.

		C.

Loss through damage to any such office by larceny or theft in, or by burglary, robbery or hold-up of such office or attempt thereat, or to the interior of any such office by vandalism or malicious mischief provided, in any event, that the ASSURED is the owner of such offices, furnishings, fixtures, stationery, supplies or equipment or is liable for such loss or damage, always excepting, however, all loss or damage through fire.

Insuring Clauses (continued)
In Transit	3.

Loss of Property (occurring with or without negligence or violence) through robbery, common-law or statutory larceny, theft, hold-up, misplacement, mysterious unexplainable disappearance, being lost or otherwise made away with, damage thereto or destruction thereof, and loss of subscription, conversion, redemption or deposit privileges through the misplacement of loss of Property, while the Property is in transit anywhere in the custody of any person or persons acting as messenger, except while in the mail or with a carrier for hire, other than an armored motor vehicle company, for the purpose of transportation, such transit to begin immediately upon receipt of such Property by the transporting person or persons, and to end immediately upon delivery thereof at destination.

Forgery or Alteration	4.

Loss through Forgery or Alternation of, on or in any bills of exchange, checks, drafts, acceptances, certificates of deposit, promissory notes, or other written promises, orders or directions to pay sums certain in money, due bills, money orders, warrants, orders upon public treasuries, letters of credit, written instructions or advices directed to the ASSURED, authorizing or acknowledging the transfer, payment, delivery or receipt of funds or Property, which instructions or advices purport to have been signed or endorsed by any customer of the ASSURED or by any banking institution or stockbroker but which instructions or advices either bear the forged signature or endorsement or have been altered without the knowledge and consent of such customer, banking institution or stockbroker, withdrawal orders or receipts for the withdrawal of funds or Property, or receipts or certificates of deposit for Property and bearing the name of the ASSURED as issuer, excluding, however, coupon and serial notes, bonds, scrip, debentures and obligations of a similar nature, whether registered or unregistered, and coupons attached thereto or detached therefrom.

Any check or draft (1) made payable to a fictitious payee and endorsed in the name of such fictitious payee or (2) procured in a face to face transaction with the maker or drawer thereof or with one acting as agent of such maker or drawer, by anyone impersonating another and made or drawn payable to the one so impersonated and endorsed by anyone other than the one impersonated, shall be deemed to be forged as to such endorsement.

Mechanically reproduced facsimile signatures are treated the same as handwritten signatures.

Securities	5.

Loss sustained by the ASSURED, including loss sustained by reason of liability imposed upon the ASSURED by law or by the constitution, rules or regulations of any self Regulatory Organization or N.A.S.D. of which the ASSURED is a member or which would have been imposed upon the ASSURED by the constitution, rules or regulations of any self Regulatory Organization or N.A.S.D. if the ASSURED had been a member thereof;

Securities Dealer Blanket Bond (Ed. 9-02)

Form 17-02-2142 (H. 9-02)      Page 2 of 15

Insuring Clauses

Securities (continued)		A.

through the ASSURED’s having, in good faith and in the course of business, whether for its own account or for the account of others, in any representative, fiduciary, agency or any other capacity, either gratuitously or otherwise, purchased or otherwise acquired, accepted or received, or sold or delivered, or given any value, extended any credit or assumed any liability, on the faith of, or otherwise acted upon, any securities, documents or other written instruments which prove to have been:

			(1)

counterfeited or forged as to the signature of any maker, drawer, issuer, endorser, assignor, lessee, transfer agent or registrar, acceptor, surety or guarantor or as to the signature of any person signing in any other capacity, or

			(2)	raised or otherwise altered or lost or stolen, or

		B.

through the ASSURED’s having, in good faith and in the course of business, guaranteed in writing or witnessed any signatures whether for valuable consideration or not and whether or not such guaranteeing or witnessing is ultra vires the ASSURED, upon any transfers, assignments, bills of sale, powers of attorney, guarantees, endorsements or other obligations upon or in connection with any securities, documents or other written instruments and which pass or purport to pass title to such securities, documents or other written instruments; excluding, in any event, loss through Forgery or Alteration of, or in any bills of exchange, checks, drafts, acceptances, certificates of deposit, promissory notes, or other written promises, orders or directions to pay sums certain in money, due bills, money orders, warrants, orders upon public treasuries, letters of credit, written instructions or advices directed to the ASSURED, authorizing or acknowledging the transfer, payment, delivery or receipt of funds or Property, which instructions or advices purport to have been signed or endorsed by any customer of the ASSURED or by any banking institution or stockbroker but which instructions or advices either bear the forged signature or endorsement or have been altered without the knowledge and consent of such customer, banking institution or stockbroker, withdrawal orders or receipts for the withdrawal of funds or Property, or receipts or certificates of deposit for Property and bearing the name of the ASSURED as issuer.

Securities, documents or other written instruments shall be deemed to mean original (including original counterparts) negotiable or non-negotiable agreements in writing having value which value is, in the ordinary course of business, transferable by delivery of such agreements with any necessary endorsement or assignment.

The word “counterfeited” as used in this Insuring Clause shall be deemed to mean only an imitation of any such security, document or other written instrument which is intended to deceive and to be taken for an original.

Mechanically reproduced facsimile signatures are treated the same as handwritten signatures.

Counterfeit Currency	6.	Loss through the receipt by the ASSURED, in good faith, of any counterfeited or altered paper currencies or coin of any Government of the World issued or

Securities Dealer Blanket Bond (Ed. 9-02)

Form 17-02-2142 (H. 9-02)      Page 3 of 15

purporting to have been issued by any Government of the World or issued pursuant to any Government of the World statute for use as currency.
General Agreements

Additional Offices or Employees—Consolidation or Merger	A.

If the ASSURED shall, while this Bond is in force, establish any additional office or offices, such office or offices shall be automatically covered hereunder from the dates of their establishment, respectively. No notice to the COMPANY of an increase during any premium period in the number of offices or in the number of Employees at any of the offices covered hereunder need be given and no additional premium need be paid for the remainder of such premium period, unless such increase shall result from the ASSURED’s consolidation or merger with or purchase of assets of, another firm.

Warranty	B.

No statement made by or on behalf of the ASSURED whether contained in the application or otherwise, shall be deemed to be a warranty of anything except that it is true to the best of the knowledge and belief of the person making the statement.

Court Costs and Attorneys’ Fees (applicable to all Insuring Clauses now or hereafter forming part of this Bond	C.

The COMPANY will indemnify the ASSURED against court costs and reasonable attorneys’ fees incurred and paid by the ASSURED in defending any suit or legal proceeding brought against the ASSURED to enforce the ASSURED’s liability or alleged liability on account of any loss, claim or damage which, if established against the ASSURED, would constitute a valid and collectible loss sustained by the ASSURED under the terms of this Bond. In the event such loss, claim or damage is subject to a Deductible Amount or is in excess of the amount collectible under the terms of this Bond, such court costs and attorneys’ fees shall be pro rated. Such indemnity shall be in addition to the amount of this Bond. In consideration of such indemnity, the ASSURED shall promptly give notice to the COMPANY of the institution of any such suit or legal proceeding, at the request of the COMPANY shall furnish it with copies of all pleadings and other papers therein; and at the COMPANY’s election shall permit the COMPANY to conduct the defense of such suit or legal proceeding, in the ASSURED’s name, through attorneys of the COMPANY’s own selection. In the event of such election by the COMPANY, the ASSURED shall give all reasonable information and assistance, other than pecuniary, which the COMPANY shall deem necessary to the proper defense of such suit or legal proceeding.

Employee Welfare or Pension Benefit Plans	D.

If this Bond, in accordance with its agreements, limitations and conditions, covers loss sustained by two or more Employee Welfare or Pension Plan Benefit Plans or sustained by any such Plan in addition to loss sustained by an ASSURED other than such Plan, it is the obligation of the ASSURED or the Plan Administrator(s) of such Plans under Regulations published by the Secretary of Labor implementing Section 13. of the Welfare and Pension Plans Disclosure Act of 1958 to obtain under one or more bonds or policies issued by one or more insurers an amount of coverage for each such Plan at least equal to that which would be required if such Plans were bonded separately.

Securities Dealer Blanket Bond (Ed. 9-02)

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General Agreements

Employee Welfare or Pension Benefit Plans (continued)

In compliance with the foregoing, payment by the COMPANY in accordance with the agreements, limitations and conditions of this Bond shall be held by the ASSURED or if more than one, by the ASSURED first named therein for the use and benefit of any Employee Welfare or Pension Benefit Plan sustaining loss covered by this Bond and to the extent that such payment is in excess of the amount of coverage required by such Regulations to be carried by said Plan sustaining such loss, such excess shall be held for the use and benefit of any other such Plan also covered under this Bond in the event that such other Plan discovers that it has sustained loss covered thereunder.

Continuation Certificate

If money or other property of two or more Employee Welfare or Pension Benefit Plans covered under this Bond is co-mingled, recovery under this Bond for loss of such money or other property through fraudulent or dishonest acts of Employees shall be shared by such Plans on a pro rata basis in accordance with the amount for which each such Plan is required to carry bonding coverage in accordance with the applicable provisions of said Regulations.

Conditions and Limitations			This Bond may be continued in force by a Continuation Certificate executed by the COMPANY.

Definitions	1.	As used in this Bond:

		A.	Employee means:
(1)

an officer or other employee of the ASSURED, while employed in, at or by any of the ASSURED’s offices or premises covered hereunder, and a guest student pursuing studies or duties in any of said offices or premises,

			(2)	an attorney retained by the ASSURED and an employee of such attorney while either is performing legal services for the ASSURED,

			(3)	any natural person performing acts coming within the scope of the usual duties of an officer or employee of the ASSURED, including any person provided by an employment contractor,

			(4)	officers or other employees of any predecessor of the ASSURED whose principal assets are acquired by the ASSURED by consolidation or merger with, or purchase of assets of, such predecessor,

(5)

each natural person, partnership or corporation authorized by the ASSURED to perform services as data processor of checks or other accounting records of the ASSURED, herein called Processor. (Each such Processor, and the partners, officers and employees of such Processor shall, collectively be deemed to be one Employee for all the purposes of this Bond, excepting, however, the second paragraph of Section 12.),

Securities Dealer Blanket Bond (Ed. 9-02)

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Conditions and
Limitations

Definitions (continued)	(6)	any registered representative or registered principal or other registered person of the ASSURED,

	(7)

any director of the ASSURED when performing acts coming within the scope of the usual duties of an Employee, or while acting as a member of any committee duly elected or appointed by resolution of the board of directors of the ASSURED to perform specific, as distinguished from general, directorial acts on behalf of the ASSURED,

	(8)

any natural person who is a director or trustee of the ASSURED while such director or trustee is engaged in handling funds or other property of any Employee Welfare or Pension Benefit Plan owned, controlled or operated by the ASSURED or any natural person who is a trustee, manager, officer or employee of any such Plan, provided any such Plan is listed as a Joint ASSURED under this Bond, or

	(9)

any natural person who is a partial owner or partner of the ASSURED when such natural person is performing acts coming within the scope of the usual duties of an officer or employee of the ASSURED, provided however:

		a.

No partner or partial owner who has committed or has been implicated in a fraudulent or dishonest act causing a loss under this Bond, shall have any right to, or interest in, any payment made to the ASSURED indemnifying it for such loss;

		b.

If a partial owner or partner shall commit or be involved or implicated in an act which causes a loss hereunder, the COMPANY shall only be liable for that part of the loss which is in excess, in the aggregate, of:

			i.	any applicable deductible,

			ii.	any amounts owed by the ASSURED to such partial owner or partner, and

			iii.

the partial owners’ or partners’ ownership Interest in the ASSURED as determined by closing the ASSURED’s books as of the date of the discovery of the loss by persons not in collusion with such partners or partial owners,

			and then, for such excess only, but in no event for more than the maximum amount of coverage applicable under the attached Bond.

Securities Dealer Blanket Bond (Ed. 9-02)

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Conditions and
Limitations

Definitions (continued)		B.

Property means money (i.e., currency, coin, bank notes, Federal Reserve notes), postage and revenue stamps, U.S. Savings Stamps, bullion, precious metals of all kinds and in any form and articles made therefrom, jewelry, watches, necklaces, bracelets, gems, precious and semi-precious stones, bonds, securities, evidences of debts, debentures, scrip, certificates, interim receipts, warrants, rights, puts, calls, straddles, spreads, transfers, coupons, drafts, bills of exchange, acceptances, notes, checks, withdrawal orders, money orders, warehouse receipts, bills of lading, conditional sales contracts, abstracts of title, insurance policies, deeds, mortgages under real estate and/or chattels and upon interests therein, and assignments of such policies, mortgages and instruments, and other valuable papers, including books of account and other records used by the ASSURED in the conduct of its business, and all other instruments similar to or in the nature of the foregoing including Electronic Representations of such instruments enumerated above (but excluding all data processing records) in which the ASSURED has an interest or in which the ASSURED acquired or should have acquired an interest by reason of a predecessor’s declared financial condition at the time of the ASSURED’S consolidation or merger with, or purchase of the principal assets of, such predecessor or which are held by the ASSURED for any purpose or in any capacity and whether so held by the ASSURED for any purpose or in any capacity and whether so held gratuitously or not and whether or not the ASSURED is liable therefor.

			Forgery means the signing of the name of another with intent to deceive; it does not include the signing of one’s own name with or without authority, in any capacity, for any purpose.

		For the purposes of these definitions, the singular includes the plural and the plural includes the singular, unless otherwise indicated.

Exclusions	2.	This Bond does not directly or indirectly cover:

		A.	loss effected directly or indirectly by means of forgery or alteration of, on or in any instrument, except when covered by Insuring Clause 1., 4., 5., or 6.

		B.

loss due to riot or civil commotion outside the United States of America and Canada; or loss due to military, naval or usurped power, war or insurrection unless such loss occurs in transit in the circumstances recited in Insuring Clause 3., and unless, when such transit was initiated, there was no knowledge of such riot, civil commotion, military, naval or usurped power, war or insurrection on the part of any person acting for the ASSURED in initiating such transit.

		C.

loss, in time of peace or war, directly or indirectly caused by or resulting from the effects of nuclear fission or fusion or radioactivity; provided, however, that this paragraph shall not apply to loss resulting from industrial uses of nuclear energy.

Securities Dealer Blanket Bond (Ed. 9-02)

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Conditions and

Limitations

Exclusions (continued)	D.

loss resulting from any act or acts of any person who is a member of the Board of Directors of the ASSURED or a member of any equivalent body by whatsoever name known unless such person is also an Employee or an elected official, partial owner or partner of the ASSURED in some other capacity, nor, in any event, loss resulting from the act or acts of any person while acting in the capacity of a member of such Board or equivalent body.

E.

loss resulting from the complete or partial non-payment of, or default upon, any loan or transaction in the nature of, or amounting to, a loan made by or obtained from the ASSURED of any of its partners, directors or Employees, whether authorized or unauthorized and whether procured in good faith or through trick, artifice, fraud or false pretenses, unless such loss is covered under Insuring Clause 1., 4., or 5.

	F.	loss resulting from any violation by the ASSURED or by any Employee:

		(1)	of law regulating:

			i.	the issurance, purchase or sale of securities,

			ii.	securities transactions upon Security Exchanges or over the counter market,

			iii.	Investment Companies, or

			iv.	Investment Advisers, or

(2)

of any rule or regulation made pursuant to any such law, unless it is established by the ASSURED that the act or acts which caused the said loss involved fraudulent or dishonest conduct which would have caused a loss to the ASSURED in a similar amount in the absence of such statutes, rules or regulations.

G.

loss of Property contained in customers’ safe deposit boxes unless such loss be sustained through any dishonest or fraudulent act of an Employee in such circumstances as shall make the ASSURED legally liable therefor.

H.

loss of Property or loss of privileges through the misplacement or loss of Property as set forth in Insuring Clause 2. or 3. while the Property is in the custody of any armored motor vehicle company, unless such loss shall be in excess of the amount recovered or received by the ASSURED under:

		(1)	the ASSURED’s contract with said armored motor vehicle company,

		(2)	insurance carried by said armored motor vehicle company for the benefit of users of its service, and

		(3)	all other insurance and indemnity in force in whatsoever form carried by or for the benefit of users of aid armored motor vehicle company’s service, and then this Bond shall cover only such excess.

I.

loss resulting from trading, with or without the knowledge of the ASSURED, in the name of the ASSURED or otherwise. whether or not represented by any indebtedness or balance shown to be due the ASSURED on any customer’s account, actual or fictitious, except when covered under Insuring Clause 1., 4., or 5.

Securities Dealer Blanket Bond (Ed. 9-02)

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Conditions and
Limitations

Exclusions (continued)		J.

any person, who is a partner, officer or employee of any Processor covered under this Bond, from and after the time that the ASSURED or any partner or officer thereof not in collusion with such person shall have knowledge or information that such person has committed any fraudulent or dishonest act in the service of the ASSURED or otherwise, whether such act be committed before or after the time this Bond is effective.

		K.	potential income, including but not limited to interest and dividends, not realized by the ASSURED because of a loss covered under this Bond.

		L.	all damages of any type for which the ASSURED is legally liable, except direct compensatory damages arising from a loss covered under this Bond.

		M.	loss through the surrender of Property away from an office of the ASSURED as a result of a threat:

(1)

to do bodily harm to any person, except loss of Property in transit in the custody of any person acting as messenger provided that when such transit was initiated there was no knowledge by the ASSURED of any such threat, or

(2) to do damage to the premises or property of the ASSURED, except when covered under Insuring Clause 1.

		N.	all costs, fees and other expenses incurred by the ASSURED in establishing the existence of or amount of loss covered under this Bond.

O.

loss resulting from payments made or withdrawals from a customer’s account involving funds erroneously credited to such account, unless such payments are made to or withdrawn by such depositor or representative of such customer who is within the office of the ASSURED at the time of such payment or withdrawal or unless such loss is covered under Insuring Clause 1.

Assignment of Rights	3.

This Bond does not afford coverage in favor of any Processor, as aforesaid, and upon payment to the ASSURED by the COMPANY on account of any loss through fraudulent or dishonest acts committed by any of the partners, officers or employees of such Processor, whether acting alone or in collusion with others, an assignment of such of the ASSURED’s rights and causes of action as it may have against such Processor by reason of such acts so committed shall, to the extent of such payment, be given by the ASSURED to the COMPANY, and the ASSURED shall execute all papers necessary to secure to the COMPANY the rights herein provided for.

Securities Dealer Blanket Bond (Ed. 9-02)

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Conditions and
Limitations
(continued)

Loss–Notice– Proof–Legal Proceedings	4.

This Bond is for the use and benefit only of the ASSURED named in the DECLARATIONS and the COMPANY shall not be liable hereunder for loss sustained by anyone other then the ASSURED unless the ASSURED, at its sole discretion and at its option, shall include such loss in the ASSURED’s proof of loss. At the earliest practicable moment after discovery of any loss hereunder the ASSURED shall give the COMPANY written notice thereof and shall also within six months after such discovery furnish to the COMPANY affirmative proof of loss with full particulars. If a claim is made under this Bond for loss of securities, the COMPANY shall not be liable unless each of such securities is identified in such proof of loss by certificate or bond number. The COMPANY shall have thirty (30) days after notice and proof of loss within which to investigate the claim, but where the loss is clear and undisputed, settlement shall be made within forty-eight (48) hours; and this shall apply notwithstanding the loss is made up wholly or in part of securities of which duplicates may be obtained. Legal proceedings for recovery of any loss hereunder shall not be brought prior to the expiration of sixty (60) days after such proof of loss is filed with the COMPANY nor after the expiration of twenty-four (24) months from the discovery of such loss, except that any action or proceeding to recover hereunder on account of any judgment against the ASSURED in any suit mentioned in General Agreement C or to recover attorneys’ fees paid in any such suit, shall be begun within twenty-four (24) months from the date upon which the judgment in such suit shall become final. If any limitation embodied in this Bond is prohibited by any law controlling the construction hereof, such limitation shall be deemed to be amended so as to be equal to the minimum period of limitation permitted by such law.

Discovery occurs when the ASSURED becomes aware of facts which would cause a reasonable person to assume that a loss covered by the Bond has been or will be incurred even though the exact amount or details of loss may not be then known. Notice to the ASSURED of an actual or potential claim by a third party which alleges that the ASSURED is liable under circumstances, which if true, would create a loss under this Bond constitutes such discovery.

Securities Dealer Blanket Bond (Ed. 9-02)
Form 17-02-2142 (H. 9-02)

Conditions and
Limitations
(continued)

Valuation

Securities	5.

The value of any securities, for the loss of which claim shall be made under this Bond, shall be determined by the cost of an equivalent amount of securities of the same issue purchased by or at the instance of the COMPANY; provided, however, that if prior to such purchase by or at the instance of the COMPANY; the ASSURED shall be compelled, by the demands of a third party or by market rules, to assume the cost of an equivalent amount of securities of the same issue, and shall notify the COMPANY, in writing, of such compulsion, such cost shall be taken as the value of such securities. The amount of the ASSURED’s claim on account of any such loss shall be deeded to be the cost of such securities as herein determined. In case of a loss of subscription, conversion, redemption or deposit privileges, as above set forth, the amount of such loss shall be the value of such privileges immediately preceding the expiration thereof. If such securities cannot be replaced or have no quoted market value, or if such privileges have no quoted market value their value shall be determined by agreement or arbitration.

Any loss under this Bond of currency or funds of any country shall be paid in the currency or funds of such country or, at the option of the ASSURED, in the United States of America dollar equivalent thereof determined by the rate of exchange at the time of the payment of such loss. Any other loss sustained at any of the ASSURED’s offices covered under this Bond and payable in money shall be paid in the currency or funds of the country in which such office is located or, at the option of the ASSURED, in the United States of America dollar equivalent thereof determined by the rate of exchange at the time of the payment of such loss.

Loss of Securities

If the applicable coverage of this Bond is not sufficient in amount to indemnity the ASSURED in full for the loss of securities for which claim is made hereunder, the liability of the COMPANY under this Bond is limited to the payment for, or the duplication of, so much of such securities as has a value equal to the amount of such applicable coverage and in such event, the ASSURED shall assign to the COMPANY all its rights, title and interest in and to those securities for which such payment or duplication is made by the COMPANY.

Books of Account and Other Records

In case of loss of, or damage to, Property consisting of books of account or other records used by the ASSURED in the conduct of its business, the COMPANY shall be liable under this Bond only if such books or records are actually reproduced and then for not more than the cost of blank books, blank pages or other materials plus the cost of labor for the actual transcription or copying of data which shall have been furnished by the ASSURED in order to reproduce such books and other records.

Securities Dealer Blanket Bond (Ed. 9-02)
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Conditions and
Limitations
(continued)

Property Other than Securities or Records

In case of loss of, or damage to, any Property other than securities, books of account or other records as aforesaid or damage to the ASSURED’s offices covered under this Bond, or loss of, or damage to, the furnishings, fixtures, stationery, supplies and equipment therein, the COMPANY shall not be liable for more than the actual cash value of such Property, or of such furnishings, fixtures, stationery, supplies and equipment, or for more than the actual cost of repairing such Property or offices, furnishings, fixtures, stationery, supplies and equipment, or of replacing same with property or material of like quality and value. The COMPANY may, at its election, pay such actual cash value, or make such repairs or replacements. If the COMPANY and the ASSURED cannot agree upon such cash value or such cost of repairs or replacements, such cash value or such cost shall be determined by arbitration.

Salvage	6.

If the ASSURED shall sustain any loss covered by this Bond which exceeds the amount of coverage provided by this Bond plus the DEDUCTIBLE AMOUNT, if any, applicable to such loss, the ASSURED shall be entitled to all recoveries made after payment by the COMPANY of loss covered by this Bond, except recoveries on account of loss of securities as set forth in the third paragraph of Section 5. or recoveries from suretyship, insurance, reinsurance, security and indemnity taken by or for the benefit of the COMPANY, by whomsoever made, less the actual cost of effecting such recoveries, until reimbursed for such excess loss; and any remainder, or, if there be no such excess loss, any such recoveries shall be applied first in reimbursement of the COMPANY and thereafter in reimbursement of the ASSURED for that part of such loss within such DEDUCTIBLE AMOUNT. The ASSURED shall execute all necessary papers to secure to the COMPANY the rights herein provided for.

Limit of Liability	7.

Payment of loss under this Bond shall not reduce the liability of the COMPANY under this Bond for other losses whenever sustained, PROVIDED, however, that the total liability of the COMPANY under this Bond on account of:

		A.	loss caused by any one act of burglary, robbery or hold-up, or attempt thereat, in which no Employee is concerned or implicated, or

		B.

loss with respect to one unintentional or negligent act or omission on the part of any person (whether one of the Employees or not) resulting In damage to or destruction or misplacement of Property, or

		C.

loss other than those specified in A. and B. preceding, caused by all acts or omissions by any person (whether one of the Employees or not) or all acts or omissions in which such person is concerned or implicated, or

		D.	loss other than those specified in A., B. and C. preceding, resulting from any one casualty or event,

is limited to the LIMIT OF LIABILITY stated in ITEM 2. of the DECLARATIONS of this Bond or amendment thereof or to the amount of the applicable coverage of this Bond if such amount be smaller, irrespective of the total amount of such loss.

Securities Dealer Blanket Bond (Ed. 9-02)
Form 17-02-2142 (H. 9-02)      Page 12 of 15

Conditions and
Limitations
(continued)

Non-Accumulation of Liability	8.

Regardless of the number of years this Bond shall continue in force and the number of premiums which shall be payable or paid, the liability of the COMPANY under this Bond with respect to any loss specified in the PROVIDED clause of Section 7. of this Bond shall not be cumulative in amounts from year to year or from period to period.

Limit of Liability under this Bond and Prior Insurance	9.

With respect to any loss set forth in paragraph C. of Section 7. of this Bond which is recoverable or recovered in whole or in part under any other bonds or policies issued by the COMPANY to the ASSURED or to any predecessor in interest of the ASSURED and terminated or canceled or allowed to expire and in which the period for discovery has not expired at the time any such loss thereunder is discovered, the total liability of the COMPANY under this Bond and under other bonds or policies shall not exceed, in the aggregate, the amount carried hereunder on such loss or the amount available to the ASSURED under such other bonds or policies, as limited by the terms and conditions thereof, for any such loss if the latter amount be the larger.

If the coverage of this Bond supersedes in whole or in part the coverage of any other bond or policy of insurance issued by an Insurer other than the COMPANY and terminated, canceled or allowed to expire, the COMPANY, with respect to any loss sustained prior to such termination, cancellation or expiration and discovered within the period permitted under such other bond or policy for the discovery of loss thereunder, shall be liable under this Bond only for that part of such loss covered by this Bond as is in excess of the amount recoverable or recovered on account of such loss under such other bond or policy, anything to the contrary in such other bond or policy notwithstanding.

Other Insurance or Indemnity	10.

If the ASSURED carries or holds any other insurance or indemnity covering any loss covered by this Bond, the COMPANY shall be liable hereunder only for that part of such loss which is in excess of the amount recoverable or recovered from such other insurance or indemnity. In no event shall the COMPANY be liable for more than the amount of the coverage of this Bond applicable to such loss; subject, nevertheless, to Section 7. of this Bond.

Deductible Amount	11.

The COMPANY shall be liable hereunder only for the amount by which any loss exceeds the DEDUCTIBLE AMOUNT for the Insuring Clause applicable to such loss, subject to the Limit of Liability for such clause.

The ASSURED shall, in the time and in the manner prescribed in this Bond, give the Underwriter notice of any loss in excess of Five Thousand dollars ($5,000) of the kind covered by the terms of this Bond, whether or not the COMPANY is liable therefor, and upon the request of the COMPANY shall file with it a brief statement giving the particulars concerning such loss.

The DEDUCTIBLE AMOUNT applicable under this Bond to loss sustained through acts or defaults committed by Employees shall not apply to loss sustained by an Employee Welfare Benefit Plan or Employee Pension Benefit Plan covered under such Bond through acts or defaults committed by any Employee of any such Plan.

Securities Dealer Blanket Bond (Ed. 9-02)
Form 17-02-2142 (H. 9-02)      Page 13 of 15

Conditions and
Limitations
(continued)

Termination or Cancellation	12.	This Bond terminates as an entirety on the earliest occurrence of any of the following:

		A.	sixty (60) days after the receipt by the ASSURED of a written notice from the COMPANY of its desire to terminate or cancel this Bond,

		B.	immediately upon the receipt by the COMPANY of a written request from the ASSURED to terminate or cancel this Bond,

		C.	immediately upon the taking over of the ASSURED by a receiver or other liquidator or by State or Federal officials,

		D.	immediately upon the taking over of the ASSURED by another business or entity, or

E.

if the ASSURED Is a Registered Management Investment COMPANY covered as a sole ASSURED, this Bond shall not be canceled, terminated or modified except after written notice shall have been given by the acting party to affected party, and to the Securities and Exchange Commission, Washington, D.C., not less than sixty (60) days prior to the effective date of such cancellation, termination or modification.

The COMPANY shall on request, refund to the ASSURED the unearned p remium, computed pro rata, if this Bond be terminated or cancelled or reduced by notice from, or at the instance of, the COMPANY, or if terminated or cancelled as provided in C. or D. above. The COMPANY shall refund to the ASSURED the unearned premium computed at short rates if this bond is terminated or cancelled or reduced by notice from, or at the instance of, the ASSURED.

This Bond shall be deemed terminated or canceled as to any Employee:

		F.	as soon as the ASSURED shall learn of any dishonest or fraudulent act on the part of such Employee, without prejudice to the loss of any Property then in transit in the custody of such Employee, or

		G.	fifteen (15) days after the receipt by the ASSURED of a written notice from the COMPANY of its desire to terminate or cancel this Bond as to such Employee.

The COMPANY will mark its records to indicate that the National Association of Securities Dealers, Inc. is to be notified promptly concerning the cancellation, termination or substantial modification of this Bond, whether at the request of the ASSURED or the COMPANY, and will use its best efforts to so notify said Association but failure to so notify said Association shall not impair or delay the effectiveness of any such cancellation, termination or modification.

Rights After Termination or Cancellation	13.

At any time prior to the termination or cancellation of this Bond as an entirety, whether by the ASSURED or the COMPANY, the ASSURED may give to the COMPANY notice that it desires under this Bond an additional period of twelve (12) months within which to discover loss sustained by the ASSURED prior to the effective date of such termination or cancellation and shall pay an additional premium, therefor.

Securities Dealer Blanket Bond (Ed. 9-02)
Form 17-02-2142 (H. 9-02)      Page 14 of 15

Conditions and
Limitations
(continued)

Rights after Termination or Cancellation	Upon receipt of such notice from the ASSURED, the COMPANY shall give its written consent thereto; provided, however, that such additional period of time shall terminate immediately:

A.

on the effective date of any other insurance obtained by the ASSURED, its successor in business or any other party, replacing in whole or in part the insurance afforded by this Bond, whether or not such other insurance provides coverage for loss sustained prior to its effective date, or

	b.	upon takeover of the ASSURED’s business by any State or Federal official or agency, or by any receiver or liquidator, acting or appointed for this purpose,

without the necessity of the COMPANY giving notice of such termination. In the event that such additional period of time is terminated, as provided above, the COMPANY shall refund any unearned premium.

The right to purchase such additional period for the discovery of loss may not be exercised by any State or Federal official or agency, or by any receiver or liquidator acting or appointed to takeover the ASSURED’s business for the operation or for the liquidation thereof or for any other purpose.

Securities Dealer Blanket Bond (Ed. 9-02)
Form 17-02-2142 (H. 9-02)      Page 15 of 15

VIGILANT INSURANCE COMPANY

Endorsement No.:

Bond Number:     82049804A

NAME OF ASSURED: MARWOOD GROUP LLC

COMPUTER SYSTEMS ENDORSEMENT

It is agreed that this Bond is amended as follows:

1.	By adding the following Insuring Clause:

Computer Systems

	7.	A.	Loss resulting directly from a fraudulent

			(1)	entry of data into, or

			(2)	change of data elements or programs within

the ASSURED’s proprietary Computer System or any other Computer System used by the ASSURED; provided the fraudulent entry or change causes

			(a)	Property to be transferred, paid or delivered,

			(b)	an account of the ASSURED, or of its customer, to be added, deleted, debited or credited, or

			(c)	an unauthorized account or a fictions account to be debited or credited.

B.

Loss resulting directly from fraudulent voice instructions or advices having been transmitted to the ASSURED or its agent(s) by telephone; provided the fraudulent entry or change is made or caused by an individual acting with the manifest intent to:

			(1)	cause the ASSURED or its agent(s) to sustain a loss, and

			(2)	obtain financial benefit for that individual or for other persons intended by that individual to receive financial benefit,

			(3)	and further, provided such voice instructions or advices:

(a) were made by a person who purported to represent an individual authorized to make such voice instructions or advices, and

(b) were electronically recorded by the ASSURED or its agent(s).

It shall be a condition precedent to recovery under this Endorsement that the ASSURED or its agent(s) shall to the best of their ability electronically record all voice instructions or advices received over a telephone. The ASSURED or its agents warrant that they shall make their best efforts to maintain the electronic recording system on a continuous basis. Nothing, however, in this Endorsement shall bar the ASSURED from recovery where no recording is available because of mechanical failure of the device used in making such recording, or because of failure of the media used to record a conversation from any cause, error or omission of any Employee(s) or agent(s) of the ASSURED.

Securities Dealer Blanket Bond
Form 17-02-4769 (Ed. 9-02)

2.	As used in this Endorsement, Computer System means any:

	(a)	computers with related peripheral components, including storage components, wherever located,

	(b)	systems and applications software,

	(c)	terminal devices,

	(d)	related communication networks or customer communication systems, and

	(e)	related Electronic Funds Transfer Systems,

by which data are electronically collected, transmitted, processed, stored and retrieved.

As used in this Endorsement, Electronic Fund Transfer Systems means those systems which operate automated teller machines or point terminals and include any shared networks, or facilities for said systems, in which the ASSURED participates.

3.	In addition to the exclusions in the attached Bond, the following exclusions are applicable to this Insuring Clause:

	(a)	loss resulting directly or indirectly from the theft of confidential information, material or data, and

(b)

loss resulting directly or indirectly form entries or changes made by an individual authorized to have access to a Computer System who acts in good faith on instructions unless such instructions are given to that individual by a software contractor (or by a partner, officer or employee thereof) authorized by the ASSURED to design, develop, prepare, supply, service, write or implement programs for the ASSURED’s Computer System.

4.	The following portions of the attached Bond are not applicable to this Endorsement:

	(a)	the portion preceding the Insuring Clause which reads “at any time but discovered during the BOND PERIOD....”,

	(b)	Section 7., Limit of Liability, of the Conditions and Limitations, and

	(c)	Section 8., Non- Accumulation of Liability, of the Conditions and Limitations.

5.	The coverage afforded by this Endorsement applies only to loss discovered by the ASSURED during the period this Endorsement is in force.

6.

All loss or series of losses involving the fraudulent activity of one individual, involving fraudulent activity in which one individual is implicated, whether or not that individual is specifically identified, shall be treated as one loss. A series of losses involving unidentified individuals but arising from the same method of operation may be deemed by the COMPANY to involve the same individual and that event shall be treated as one loss.

7.

The Limit of Liability for the coverage provided by this Endorsement shall be the $ 500,000; it being understood, however, that such liability shall be a part of and not in addition to the Limit of Liability stated in ITEM 2. of the DECLARATIONS of the attached Bond.

8.	The COMPANY shall be liable hereunder for the amount by which one loss exceeds the Deductible Amount applicable to the attached Bond, but not in excess of the Limit of Liability stated above.

Securities Dealer Blanket Bond
Form 17-02-4769 (Ed. 9-02) Page 2

9.

If loss is covered under this Insuring Clause and any other Insuring Clause or coverage, the maximum amount payable for such loss shall not exceed the largest amount available under any one Insuring Clause or coverage.

10.

Coverage under this Endorsement shall terminate upon termination or cancellation of the Bond to which this Endorsement is attached. Coverage under this Endorsement may also be terminated or cancelled without canceling the Bond as an entirety:

	(a)	sixty (60) days after receipt by the ASSURED of written notice from the COMPANY of its desire to terminate or cancel coverage under this Endorsement, or

	(b)	immediately upon receipt by the COMPANY of a written request from the ASSURED to terminate or cancel coverage under this Endorsement.

11.	Section 4., Loss-Notice-Proof-Legal Proceeding, of the Conditions and Limitations, is amended by adding the following sentence:

Proof of loss resulting from voice instructions or advices covered under this Bond shall include the electronic recording of such voice instructions or advices.

12.

Notwithstanding any of the foregoing, coverage afforded by this Endorsement is not designed to provide protection against loss covered under a separate Electronic and Computer Crime Policy by whatever title assigned or by whatever company written. Any loss which is covered under such separate policy is excluded from coverage under this Bond, and the ASSURED agrees to make claim for such loss under its separate policy.

This Endorsement applies to loss discovered after 12:01 a.m. on September 23, 2006.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: December 11, 2006	By _______________________________ Authorized Representative

Securities Dealer Blanket Bond
Form 17-02-4769 (Ed. 9-02) Page 3

VIGILANT INSURANCE COMPANY

Endorsement No.:

Bond Number:     82049804A

NAME OF ASSURED: MARWOOD GROUP LLC

COMPUTER VIRUS ENDORSEMENT

It is agreed that this Bond is amended as follows:

1.	By adding the following Insuring Clause:

Computer Virus

	8.	A.

Loss resulting directly by reason of the ASSURED having transferred, paid or delivered any funds or Property, established any credit, debited any account or given any value as the direct result of malicious destruction of or damage to the ASSURED’s Electronic Data or Computer Programs, where such malicious destruction or damage is done with manifest intent, and such loss is due to a Computer Virus stored within the ASSURED’s Computer System, or

B.

Loss resulting directly by reason of the malicious destruction of, or damage the ASSURED’s Electronic Data or Computer Programs from other Electronic Data or Computer Programs where such malicious destruction or damage is done with manifest intent, and such loss is the direct result of a Computer Virus stored within the ASSURED’s Computer System.

C.

The liability of the COMPANY under paragraph B above shall be limited to the cost of duplication of such Electronic Data or Computer Programs from other Electronic Data or Computer Programs which shall have been furnished by the ASSURED. In the event, however, that destroyed or damaged Computer Programs cannot be duplicated from other Computer Programs, the COMPANY will pay the cost incurred for computer time, computer programmers, consultants or other technical specialists as is reasonably necessary to restore the Computer Programs to substantially the previous level of operational capacity.

2.	By adding to Section 1., Definitions, the following:

D.

Computer Program means a set of related electronic instructions which direct the operations and functions of a computer or devices connected to it and which enable the computer or devices to receive, process, store or send Electronic Data.

E.

Computer System includes a computer and all input, output, processing, storage and communication facilities which are connected to such device. Off line media libraries are deemed to be part of said Computer System.

Securities Dealer Blanket Bond
Form 17-02-4770 (Ed. 9-02)     Page 1

F.

Computer Virus means a computer program or similar instruction which was written or altered by a person other than an identifiable employee which incorporated a hidden instruction designed to destroy or damage Electronic Data or Computer Programs in the Computer System in which the computer programs or instruction so written or so altered is used.

G.

Electronic Data means facts or information converted to a form usable in a Computer System by Computer Programs and which is stored on magnetic tape or disks, or optical storage disks or other bulk media.

	H.	ASSURED’s Computer System means those Computer Systems operated by the ASSURED and which are either owned or leased by the ASSURED.

3.

The total liability of the COMPANY under Insuring Clause 8 is limited to the sum of $500,000; it being understood, however, that such liability shall be part of and not in addition to the Limit of Liability stated in ITEM 2. of the DECLARATIONS of the attached Bond or amendment thereof.

4.	The Deductible Amount as outlined in ITEM 2. of the DECLARATIONS of the attached Bond or amendment thereof shall apply with respect to coverage afforded under this Endorsement.

This Endorsement applies to loss discovered after 12:01 a.m. on September 23, 2006.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: December 11, 2006	By _______________________________ Authorized Representative

Securities Dealer Blanket Bond
Form 17-02-4770 (Ed. 9-02)     Page 2

VIGILANT INSURANCE COMPANY

Endorsement No.:

Bond Number:     82049804A

NAME OF ASSURED: MARWOOD GROUP LLC

TELEFACSIMILE TRANSMISSIONS ENDORSEMENT

It is agreed that this Bond is amended as follows:

1.	By adding the following Insuring Clause:

Telefacsimile Transmissions

9.

Loss resulting directly from the ASSURED having transferred, paid or delivered any funds or Property, established any credit, debited any account, or given any value relying on any fraudulent instructions sent by a customer or financial institution by Telefacsimile Transmission cirected to the ASSURED authorizing or acknowledging the transfer, payment, or delivery of funds or Property, the establishment of a credit, the debiting of any account, or the giving of value by the ASSURED, but only if such Telefacsimile instructions:

A.

bear a valid test key exchange between the ASSURED and a customer or another financial institution with authority to use such test key for Telefacsimile instructions in the ordinary course of business but which test key has been wrongfully obtained by a person who was not authorized to initiate, make, validate, or authenticate a test key arrangement; and

B.

fraudulently purport to have been sent by such customer or financial institution, but which Telefacsimile institutions were transmitted without the knowledge or consent of such customer or financial institution by a person other than such customer or financial institution and which bear a Forged Signature.

2.	With respect to Insuring Clause 9 the following definitions are added to Section 1., Definitions:

I.

Forged Signature means the handwritten signing of the name of another genuine person or a copy of said person’s signature without authority and with intent to deceive; it does not include the signing in whole or in part of one’s own name, with or without authority in any capacity, for any purpose.

J.

Telefacsimile means a system of transmitting written documents by means of electronic signals over telephone lines to equipment maintained by the ASSURED within its communications room for the purpose of reproducing a copy of said document. It does not mean electronic communications sent by telex, TIM or similar means of communication or through an electronic communication system or through an automated clearing house.

Securities Dealer Blanket Bond
Form 17-02-4772 (Ed. 9-02)     Page 1

3.

The total liability of the COMPANY under Insuring Clause 9 is limited to the sum of $500,000; it being understood, however, that such liability shall be part of and not in addition to the Limit of Liability stated in ITEM 2. of the DECLARATIONS of the attached Bond or amendment thereof.

4.	The Deductible Amount as outline in ITEM 2. of the DECLARATIONS of the attached Bond or amendment thereof shall apply with respect to coverage afforded under this Endorsement.

This Endorsement applies to loss discovered after 12:01 a.m. on September 23, 2006.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: December 11, 2006	By _______________________________ Authorized Representative

Securities Dealer Blanket Bond
Form 17-02-4772 (Ed. 9-02)     Page 2

VIGILANT INSURANCE COMPANY

Endorsement No.:

Bond Number:     82049804A

NAME OF ASSURED: MARWOOD GROUP LLC

UNAUTHORIZED SIGNATURES ENDORSEMENT

It is agreed that this Bond is amended as follows:

1.	By adding the following Insuring Clause:

Unauthorized Signatures

10.

Loss resulting directly from the ASSURED having accepted, paid or cashed any check or negotiable order of withdrawal or other withdrawal order made or drawn on a customer’s account which bears the signature of one other than a person whose name and signature is on file with the ASSURED as a signatory on such account.

It shall be a condition precedent to the ASSURED’s right of recovery under Insuring Clause 10 that the ASSURED shall have on file signatures of all persons who are authorized signatories on such account.

2.

The total liability of the COMPANY under Insuring Clause 10 is limited to the sum of $ 500,000; it being understood, however, that such liability shall be part of and not in addition to the Limit of Liability stated in ITEM 2. of the DECLARATIONS of the attached Bond or amendment thereof.

This Endorsement applies to loss discovered after 12:01 a.m. on September 23, 2006.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: December 11, 2006	By _______________________________ Authorized Representative

Securities Dealer Blanket Bond
Form 17-02-4773 (Ed. 9-02)

VIGILANT INSURANCE COMPANY

Endorsement No.:

Bond Number:     82049804A

NAME OF ASSURED: MARWOOD GROUP LLC

UNCOLLECTIBLE ITEMS OF DEPOSIT ENDORSEMENT

It is agreed that this Bond is amended as follows:

1.	By adding the following Insuring Clause:

Uncollectible Items of Deposit

11.

Loss resulting from payment of dividends or fund shares or withdrawals from a customer’s account as a direct result of Items of Deposit which are not paid for any reason, including, but not limited to, Forgery or any other fraud, except when covered under Insuring Clause 1.

Items of Deposit mean any one or more checks and drafts. Items of Deposit shall not be deemed uncollectible until the ASSURED’s collection procedures have failed.

2.	The following exclusion applies to Insuring Clause 11:

Any loss resulting from Uncollectible Items of Deposit which are drawn from a financial institution outside the fifty states of the United States of America, the District of Columbia, Puerto Rico, territories and possessions of the United Sates of America, or Canada.

3.

The total liability of the COMPANY under Insuring Clause 11 is limited to the sum of $25,000 any one Loss (as set forth in Section 7. of the Conditions and Limitations), subject to a BOND PERIOD aggregate limit of $100,000. The foregoing limits shall be part of and not in addition to the Limit of Liability stated in ITEM 2. of the DECLARATIONS of the attached Bond or amendments thereof.

4.	A Deductible Amount of $5,000 shall apply with respect to coverage afforded under this Endorsement.

This Endorsement applies to loss discovered after 12:01 a.m. on September 23, 2006.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: December 11, 2006	By _______________________________ Authorized Representative

Securities Dealer Blanket Bond
Form 17-02-4774 (Ed. 9-02)

VIGILANT INSURANCE COMPANY

Endorsement No.:

Bond Number:     82049804A

NAME OF ASSURED: MARWOOD GROUP LLC

NAME OF ASSURED ENDORSEMENT

It is agreed that the FIRST NAMED ASSURED in the Declarations is amended to read as follows:

Marwood Group LLC, Marwood Alternative Asset Management, Marwood Group & Co USA LLC, WayPoint Advisors LLC, Meadowlands Insurance Agency LLC, EMK Industries, LLC and JTM Industries, LLC

This Endorsement applies to loss discovered after 12:01 a.m. on September 23, 2006

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: December 11, 2006	By _______________________________ Authorized Representative

Securities Dealer Blanket Bond
Form 17-02-4904 (Ed. 9-02)

VIGILANT INSURANCE COMPANY

Endorsement No.:

Bond Number:     82049804A

NAME OF ASSURED: MARWOOD GROUP LLC

NEW YORK AMENDATORY ENDORSEMENT

It is agreed that this Bond is amended as follows:

1.	By deleting Section 12., Termination or Cancellation, in its entirety and substituting the following:

	12.	Termination

Bonds in Effect Sixty (60) Days or Less

If this Bond has been in effect for less than sixty (60) days and if it is not a renewal, the COMPANY may terminate it for any reason by mailing or delivering to the ASSURED and to the authorized agent or broker, if any, written notice of termination at least twenty (20) days before the effective date of termination.

Bonds in Effect More Than Sixty (60) Days

In this Bond has been in effect for sixty (60) days or more, or if it is a renewal of a Bond issued by the COMPANY, it may be terminated by the COMPANY by mailing or delivering to the ASSURED and to the authorized agent or broker, if any, written notice of termination at least fifteen (15) days before the effective date of termination. Furthermore, when the Bond is a renewal or has been in effect for sixty (60) days or more, the COMPANY may terminate only for one or more of the reasons stated in A. – G. below:

	A.	nonpayment of premium,

	B.	conviction of a crime arising out of acts increasing the hazard insured against,

	C.	discovery of fraud or material misrepresentation in the obtaining of this Bond or in the presentation of a claim thereunder,

	D.	violation of any provision of this Bond that substantially and materially increases the hazard insured against, and which occurred subsequent to inception of the current BOND PERIOD,

E.

if applicable, material physical change in the property insured, occurring after issuance or last annual renewal anniversary date of this Bond, which results in the property becoming uninsurable in accordance with the COMPANY’s objective, uniformly applied underwriting standards in effect at the time this Bond was issued or last renewed; or material change in the nature or extent of this Bond occurring after issuance or last annual renewal anniversary date of this Bond, which causes the risk of loss to be substantially and materially increased beyond that contemplated at the time this Bond was issued or last renewed,

Securities Dealer Blanket Bond
Form 17-02-5045 (Ed. 1-03)     Page 1

F.

a determination by the Superintendent of Insurance that continuation of the present premium volume of the COMPANY would jeopardize the COMPANY’s policyholders, creditors a the public, or continuing the Bond itself would place the COMPANY in violation of any provision of the New York Insurance Code, or

G.

where the COMPANY has reason to believe, in good faith and with sufficient cause, that there is a probable risk or danger that the Property will be destroyed by the ASSURED for the purpose of collecting the insurance proceeds.

Notice of Termination

Notice of termination under this Section shall be mailed to the ASSURED and to the authorized agent or broker, if any, at the address shown on the DECLARATIONS of this Bond. The COMPANY, however, may deliver any notice instead of mailing it.

Return Premium Calculation

The COMPANY shall refund the unearned premium computed pro rata if this Bond is terminated by the COMPANY.

This Bond shall be deemed terminated or canceled as to any Employee:

	H.	as soon as the ASSURED shall learn of any dishonest or fraudulent act on the part of such Employee, without prejudice to loss of any Property then in transit in the custody of such Employee, or

	I.	fifteen (15) days after the receipt by the ASSURED of a written notice from the COMPANY of its decision to terminate this Bond as to any Employee.

The COMPANY will mark its records to indicate that the National Association of Securities Dealers, Inc. is to be notified promptly concerning the cancellation, termination or substantial modification of this Bond, whether at the request of the ASSURED or the COMPANY, and will use its best efforts to so notify said Association but failure to so notify said Association shall not impair or delay the effectiveness of any such cancellation, termination or modification.

If the ASSURED is a Registered Management Investment Company covered as a sole ASSURED, this Bond shall not be cancelled, terminated or modified except after written notice shall have been given by the acting party to the effected party, and to the Securities and Exchange Commission, Washington, DC, not less than sixty (60) days prior to the effective date of such cancellation, termination or modification.

2.	By adding a new Section reading as follows:

	14.	Election To Conditionally Renew/ Nonrenew This Bond:

Conditional Renewal

If the COMPANY conditionally renews this Bond subject to:

		A.	change of limits of liability,

		B.	change in type of coverage,

		C.	reduction of coverage,

		D	Increased deductible,

		E.	addition of exclusion, or

Securities Dealer Blanket Bond
Form 17-02-5045 (Ed. 1-03)     Page 2

	F.	increased premiums in excess of 10%, exclusive of any premium increase due to and commensurate with insured value added; or as a result of experience rating, retrospective rating or audit,

the COMPANY shall send notice as provided in Notices of Nonrenewal and Conditional Renewal immediately below.

Notices of Nonrenewal and Conditional Renewal

If the COMPANY elects not to renew this Bond, or to conditionally renew this Bond as provided herein, the COMPANY shall mail or deliver written notice to the ASSURED at least sixty (60) but not more than one hundred twenty (120) days before:

G.	the expiration date, or

H.	the anniversary date if this Bond has been written for a term of more than one (1) year.

Notice shall be mailed or delivered to the ASSURED at the address shown on the DECLARATIONS of this Bond and the authorized agent or broker, if any. If notice is mailed, proof of mailing shall be sufficient proof of notice.

Notices of Nonrenewal and Conditional Renewal immediately above shall not apply when the ASSURED, authorized agent or broker, or another insurer has mailed or delivered written notice to the COMPANY that the Bond has been replaced or is no longer desired.

This Endorsement applies to loss discovered after 12:01 a.m. on September 23, 2006.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: December 11, 2006	By _______________________________ Authorized Representative

Securities Dealer Blanket Bond
Form 17-02-5045 (Ed. 1-03)     Page 3

Chubb & Son, div. of Federal Insurance Company
as manager of the member insurers of the
Chubb Group of Insurance Companies

POLICYHOLDER
DISCLOSURE NOTICE OF
TERRORISM INSURANCE COVERAGE

(for policies with no terrorism exclusion or sublimit)

You are hereby notified that, under the Terrorism Risk Insurance Act of 2002 (the “Act”) effective November 26, 2002, this policy makes available to you insurance for losses arising out of certain acts of international terrorism. Terrorism is defined as any act certified by the Secretary of the Treasury, in concurrence with the Secretary of State and the Attorney General of the United States, to be an act of terrorism; to be a violent act or an act that is dangerous to human life, property or infrastructure; to have resulted in damage within the United States, or outside the United States in the case of an air carrier or vessel or the premises of a United States Mission; and to have been committed by an individual or individuals acting on behalf of any foreign person or foreign interest, as part of an effort to coerce the civilian population of the United States or to influence the policy or affect the conduct of the United States Government by coercion.

You should know that the insurance provided by your policy for losses caused by acts of terrorism is partially reimbursed by the United States under the formula set forth in the Act. Under this formula, the United States pays 90% of covered terrorism losses that exceed the statutorily established deductible to be paid by the insurance company providing the coverage. The portion of your policy’s annual premium that is attributable to insurance for such acts of terrorism is: $ -0-.

If you have any questions about this notice, please contact your agent or broker.

Form 10-02-1281 (Ed. 1/2003)

VIGILANT INSURANCE COMPANY

Endorsement No.:

Bond Number:     82049804A

NAME OF ASSURED: MARWOOD GROUP LLC

NAME OF ASSURED ENDORSEMENT

It is agreed that the FIRST NAMED ASSURED in the Declarations is amended to read as follows:

Marwood Group LLC
Marwood Alternative Asset Management, LLC

Marwood Group & Co USA LLC
WayPoint Advisors LLC
Meadowlands Insurance Agency LLC
EMK Industries, LLC
JTM Industries, LLC

This Endorsement applies to loss discovered after 12:01 a.m. on September 23, 2006

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: August 5, 2008	By _______________________________ Authorized Representative

Securities Dealer Blanket Bond
Form 17-02-4904 (Ed. 9-02)

VIGILANT INSURANCE COMPANY

Endorsement No.:

Bond Number:     82049804A

NAME OF ASSURED: MARWOOD GROUP

NAME OF ASSURED ENDORSEMENT

It is agreed that the FIRST NAMED ASSURED in the Declarations is amended to read as follows:

Marwood Group LLC
Marwood Alternative Asset Management, LLC
Marwood Group & Co USA LLC
WayPoint Advisors LLC
Meadowlands Insurance Agency LLC
EMK Industries, LLC
JTM Industries, LLC

This Endorsement applies to loss discovered after 12:01 a.m. on September 23, 2006

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: August 5, 2008	By _______________________________ Authorized Representative

Securities Dealer Blanket Bond
Form 17-02-4904 (Ed. 9-02)

VIGILANT INSURANCE COMPANY

Endorsement No.:

Bond Number:     82049804A

NAME OF ASSURED: MARWOOD GROUP LLC

NAME OF ASSURED ENDORSEMENT

It is agreed that the FIRST NAMED ASSURED in the Declarations is amended to read as follows:

Marwood Group LLC.
Marwood Group LLC 401K Plan

This Endorsement applies to loss discovered after 12:01 a.m. on January 28, 2007

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: April 13, 2007	By _______________________________ Authorized Representative

Securities Dealer Blanket Bond
Form 17-02-4904 (Ed. 9-02)

VIGILANT INSURANCE COMPANY

Endorsement No.:

Bond Number:     82049804A

NAME OF ASSURED: MARWOOD GROUP LLC

NAME OF ASSURED ENDORSEMENT

It is agreed that the FIRST NAMED ASSURED in the Declarations is amended to read as follows:

Marwood Group LLC
Marwood Alternative Asset Management, LLC
Marwood Group & Co USA LLC
WayPoint Advisors LLC
Meadowlands Insurance Agency LLC
EMK Industries, LLC
JTM Industries, LLC
Marwood Group LLC 401K Plan

This Endorsement applies to loss discovered after 12:01 a.m. on January 28, 2007

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: August 5, 2008	By _______________________________ Authorized Representative

Securities Dealer Blanket Bond
Form 17-02-4904 (Ed. 9-02)

VIGILANT INSURANCE COMPANY

Endorsement No.:

Bond Number:     82049804A

NAME OF ASSURED: MARWOOD GROUP

NAME OF ASSURED ENDORSEMENT

It is agreed that the FIRST NAMED ASSURED in the Declarations is amended to read as follows:

Marwood Group LLC
Marwood Alternative Asset Management, LLC
Marwood Group & Co USA LLC
WayPoint Advisors LLC
Meadowlands Insurance Agency LLC
EMK Industries, LLC
JTM Industries, LLC
Marwood Group LLC 401 K Plan

This Endorsement applies to loss discovered after 12:01 a.m. on January 28, 2007

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: August 5, 2008	By _______________________________ Authorized Representative

Securities Dealer Blanket Bond
Form 17-02-4904 (Ed. 9-02)

VIGILANT INSURANCE COMPANY

Endorsement No.:

Bond Number:     82049804A

NAME OF ASSURED: MARWOOD GROUP LLC

RENEWAL ENDORSEMENT

It is agreed that this Bond is amended as follows:

1.	By deleting ITEM 1. of the DECLARATIONS in its entirety and substituting the following:

ITEM 1. BOND PERIOD: from 12:01 A.M. on September 23, 2007

to 12:01 A.M. on September 23, 2008

Standard time at the above address to each of said dates. The liability of the COMPANY under this Bond shall not be cumulative from PERIOD to PERIOD.

2.	By deleting ITEM 2. of the DECLARATIONS in its entirety and substituting the following:

	ITEM 2.	LIMIT OF LIABILITY AND DEDUCTIBLE AMOUNT SUBJECT TO SECTIONS 7, 8 AND 11 HEREOF:

LIMIT OF LIABILITY IS: $ 25,000 DEDUCTIBLE AMOUNT IS: $ 5,000

3.	By deleting ITEM 3. of the DECLARATIONS in its entirety and substituting the following:

	ITEM 3.	THE LIABILITY OF THE COMPANY IS ALSO SUBJECT TO THE TERMS OF THE FOLLOWING ENDORSEMENTS EXECUTED SIMULTANEOUSLY HEREWITH:

Computer Systems Endorsement Form 17-02-4769, Computer Virus Endorsement Form 17-024770, Tele-Facsimile Transmissions Endorsement Form 17-02-4772, Unauthorized Signatures Endorsement Form 17-02-4773, Uncollectible Items of Deposit Endorsement Form 17-02-4774, Name of Assured Endorsement Form 17-02-4904, New York Amendatory Endorsement, Terrorism Notice.

4.	By deleting ITEM 4. of the DECLARATIONS in its entirety and substituting the following:

	ITEM 4.	ORGANIZATIONS TO BE NOTIFIED OF TERMINATION:

The COMPANY will mark its records to indicate that the following will be notified promptly concerning the cancellation, termination or substantial modification of this Bond, whether at the request of the ASSURED or the COMPANY, and will use its best efforts to so notify the following, but failure to so notify the following shall not impair or delay the effectiveness of any such cancellation, termination or modification:

National Association of Securities Dealers, Inc.

5.	By deleting ITEM 5. of the DECLARATIONS in its entirety and substituting the following:

	ITEM 5.	OFFICES OR PREMISES COVERED:

All the ASSURED’s offices or premises in existence at the time this Bond becomes effective are covered under this Bond except the offices or premises located as follows:

Securities Dealer Blanket Bond
Form 17-02-5128 (Ed. 3-03)     Page 1

6.

It is further agreed that the COMPANY, in consideration of payment of the required premium by the ASSURED, agrees with the ASSURED that the expiring BOND PERIOD is renewed for the BOND PERIOD stated above. This Renewal Endorsement together with the DECLARATIONS, contract, and Endorsements of the expiring Bond comprise this Bond. The COMPANY only issued to the ASSURED those Bond documents containing changes from the ASSURED’S previous BOND PERIOD coverages and any new or additional coverages or Bond provisions.

This Endorsement applies to loss discovered after 12:01 a.m. on September 23, 2007.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: October 10, 2007	By _______________________________ Authorized Representative

Securities Dealer Blanket Bond
Form 17-02-5128 (Ed. 3-03)     Page 2

VIGILANT INSURANCE COMPANY

Endorsement No.:

Bond Number:     82049804A

NAME OF ASSURED: MARWOOD GROUP LLC

NAME OF ASSURED ENDORSEMENT

It is agreed that the FIRST NAMED ASSURED in the Declarations is amended to read as follows:

Marwood Group LLC.
Marwood Group & Company USA, LLC
JTM Industries, LLC
EMK Industries, LLC
Meadowlands Insurance Agency, LLC

This Endorsement applies to loss discovered after 12:01 a.m. on September 23, 2007

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: October 10, 2007	By _______________________________ Authorized Representative

Securities Dealer Blanket Bond
Form 17-02-4904 (Ed. 9-02)

Chubb Group of Insurance Companies 15 Mountain View Road, Warren, New Jersey 07059 FIRST NAME OF ASSURED (herein called ASSURED): MARWOOD GROUP LLC 733 THIRD AVENUE, 11TH FLOOR NEW YORK, NY 10017

DECLARATIONS
FINANCIAL INSTITUTION
SECURITIES DEALER BLANKET BOND

Bond Number: 82049804A

VIGILANT INSURANCE COMPANY

Incorporated under the laws of New York
a stock insurance company herein called the COMPANY

55 Water Street
New York, NY 10041-2899

ITEM 1. BOND PERIOD:     from     12:01 a.m. on September 23, 2007

     to     12:01 a.m. on September 23, 2008

Standard time at the above address to each of said dates. The liability of the COMPANY under this Bond shall not be cumulative from PERIOD to PERIOD.

ITEM 2     LIMIT OF LIABILITY AND DEDUCTIBLE AMOUNT SUBJECT TO SECTION 7, 8 AND 11 HEREOF:

LIMIT OF LIABILITY IS:            $25,000                          DEDUCTIBLE AMOUNT IS: $5,000

ITEM 3.     THE LIABILITY OF THE COMPANY IS ALSO SUBJECT TO THE TERMS OF THE FOLLOWING ENDORSEMENTS EXECUTED SIMULTANEOUSLY HEREWITH:

Computer Systems Endorsement Form 17-02-4769, Computer Virus Endorsement Form 17-02-4770, Tele-Facsimile

Transmissions Endorsement Form 17-02-4772, Unauthorized Signatures Endorsement Form 17-02-4773, Uncollectible

Items of Deposit Endorsement Form 17-02-4774, Name of Assured Endorsement Form 17-02-4904, New York Amendatory Endorsement, FINRA Cancellation Notice 14-02-13706, Terrorism Notice.

ITEM 4. ORGANIZATIONS TO BE NOTIFIED OF TERMINATION:

The COMPANY will mark its records to indicate that the following will be notified promptly concerning the cancellation, termination or substantial modification of this Bond, whether at the request of the ASSURED or the COMPANY, and will use its best efforts to so notify the following but failure to so notify the following shall not impair or delay the effectiveness of any such cancellation, termination or modification:

National Association of Securities Dealers, Inc.

ITEM 5.     OFFICES OR PREMISES COVERED:

     All the ASSURED’s offices or premises in existence at the time this Bond becomes effective are covered under this Bond except the offices or premises located as follows:

ITEM 6.     The ASSURED by the acceptance of this Bond gives notice to the COMPANY terminating or canceling prior bond(s) or policy(ies) No.(s) New. Such termination or cancellation to be effective as of the time this Bond becomes effective.

IN WITNESS WHEREOF, THE COMPANY caused this Bond to be signed by its authorized officers, but it shall not be valid unless also signed by an authorized representative of the COMPANY.

Secretary	President

Countersigned by _______________________________
Authorized Representative

Securities Dealer Blanket Bond (Ed. 9-02)

Form 17-02-2142 (Ed. 9-02)     Page 1 of 1

VIGILANT INSURANCE COMPANY

Endorsement No.:

Bond Number:     82049804A

NAME OF ASSURED: MARWOOD GROUP LLC

NAME OF ASSURED ENDORSEMENT

It is agreed that the FIRST NAMED ASSURED in the Declarations is amended to read as follows:

Marwood Group LLC
Marwood Alternate Asset Group

This Endorsement applies to loss discovered after 12:01 a.m. on September 23, 2007

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: February 29, 2008	By _______________________________ Authorized Representative

Securities Dealer Blanket Bond (Ed. 9-02)

Form 17-02-2142 (Ed. 9-02)

ENDORSEMENT/RIDER

Effective date of this endorsement/rider: September 23, 2007 Issued to: MARWOOD GROUP LLC	VIGILANT INSURANCE COMPANY Endorsement/Rider No. To be attached to and form a part of Bond No. 82049804A

FINANCIAL INDUSTRY REGULATORY AUTHORITY MANDATORY ENDORSEMENT

In consideration of the premium charged, it is agreed that:

(1)     Item 4., ORGANIZATIONS TO BE NOTIFIED OF TERMINATION, of the Declarations of this bond is deleted and replaced with the following:

The COMPANY will marks its records to indicate that the following will be notified promptly concerning the cancellation, termination or substantial modification of this Bond, whether at the request of the ASSURED or the COMPANY, and will use its best efforts to so notify the following but failure to so notify the following shall not impair or delay the effectiveness of any such cancellation, termination or modification:

Financial Industry Regulatory Authority.

(2)     Section 12., Termination or Cancellation of the Conditions and Limitations of this bond, the last full paragraph is deleted and replaced with the following:

The COMPANY will mark its records to indicate that the Financial Industry Regulatory Authority is to be notified promptly concerning the cancellation, termination or substantial modification of this Bond, whether at the request of the ASSURED or the COMPANY, and will use its best efforts to so notify said Authority but failure to so notify said Authority shall not impair or delay the effectiveness of any such cancellation, termination or modification.

The title and any headings in this endorsement/rider are solely for convenience and form no part of the terms and conditions of coverage.

All other terms, conditions and limitations of this Bond shall remain unchanged.

_______________________________ Authorized Representative

14-02-13706 (12/2007)     Page 1

VIGILANT INSURANCE COMPANY

Endorsement No.:

Bond Number:     82049804A

NAME OF ASSURED: MARWOOD GROUP

NAME OF ASSURED ENDORSEMENT

It is agreed that the FIRST NAMED ASSURED in the Declarations is amended to read as follows:

Marwood Group LLC
Marwood Alternative Asset Management, LLC
Marwood Group & Co USA LLC
WayPoint Advisors LLC
Meadowlands Insurance Agency LLC
EMK Industries, LLC
JTM Industries, LLC
Marwood Group LLC 401K Plan

This Endorsement applies to loss discovered after 12:01 a.m. on September 23, 2007

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: August 5, 2008	By _______________________________ Authorized Representative

Securities Dealer Blanket Bond

Form 17-02-4904 (Ed. 9-02)

Chubb Group of Insurance Companies 15 Mountain View Road, Warren, New Jersey 07059 FIRST NAME OF ASSURED (herein called ASSURED): MARWOOD GROUP 733 THIRD AVENUE, 11TH FLOOR NEW YORK, NY 10017

DECLARATIONS
FINANCIAL INSTITUTION
SECURITIES DEALER BLANKET BOND

Bond Number: 82049804A

VIGILANT INSURANCE COMPANY

Incorporated under the laws of New York
a stock insurance company herein called the COMPANY

55 Water Street
New York, NY 10041-2899

ITEM 1. BOND PERIOD:     from        12:01 a.m. on     January 1, 2008

     to      12:01 a.m. on      September 23, 2008

Standard time at the above address to each of said dates. The liability of the COMPANY under this Bond shall not be cumulative from PERIOD to PERIOD.

ITEM 2     LIMIT OF LIABILITY AND DEDUCTIBLE AMOUNT SUBJECT TO SECTION 7, 8 AND 11 HEREOF:

LIMIT OF LIABILITY IS:     $50,000     DEDUCTIBLE AMOUNT IS: $5,000

ITEM 3.     THE LIABILITY OF THE COMPANY IS ALSO SUBJECT TO THE TERMS OF THE FOLLOWING ENDORSEMENTS EXECUTED SIMULTANEOUSLY HEREWITH:

Computer Systems Endorsement Form 17-02-4769, Computer Virus Endorsement Form 17-02-4770, Tele-Facsimile

Transmissions Endorsement Form 17-02-4772, Unauthorized Signatures Endorsement Form 17-02-4773, Uncollectible

Items of Deposit Endorsement Form 17-02-4774, Name of Assured Endorsement Form 17-02-4904, New York Amendatory Endorsement, FINRA Cancellation Notice 14-02-13706, Terrorism Notice.

ITEM 4.     ORGANIZATIONS TO BE NOTIFIED OF TERMINATION:

The COMPANY will mark its records to indicate that the following will be notified promptly concerning the cancellation, termination or substantial modification of this Bond, whether at the request of the ASSURED or the COMPANY, and will use its best efforts to so notify the following but failure to so notify the following shall not impair or delay the effectiveness of any such cancellation, termination or modification:

National Association of Securities Dealers, Inc. FINRA

ITEM 5.     OFFICES OR PREMISES COVERED:

All the ASSURED’s offices or premises in existence at the time this Bond becomes effective are covered under this Bond except the offices or premises located as follows:

ITEM 6.     The ASSURED by the acceptance of this Bond gives notice to the COMPANY terminating or canceling prior bond(s) or policy(ies) No.(s) New. Such termination or cancellation to be effective as of the time this Bond becomes effective.

IN WITNESS WHEREOF, THE COMPANY caused this Bond to be signed by its authorized officers, but it shall not be valid unless also signed by an authorized representative of the COMPANY.

Secretary	President

Countersigned by _______________________________
Authorized Representative

Securities Dealer Blanket Bond (Ed. 9-02)

Form 17-02-2142 (H. 9-02)     Page 1 of 1

VIGILANT INSURANCE COMPANY

Endorsement No.:

Bond Number: 82049804A

NAME OF ASSURED: MARWOOD GROUP

RENEWAL ENDORSEMENT

It is agreed that this Bond is amended as follows:

1.     By deleting ITEM 1. of the DECLARATIONS in its entirety and substituting the following:

ITEM 1.     BOND PERIOD: from 12:01 A.M. on January 1, 2008

to 12:01 A.M. on September 23, 2008

Standard time at the above address to each of said dates. The liability of the COMPANY under this Bond shall not be cumulative from PERIOD to PERIOD.

2.     By deleting ITEM 2. of the DECLARATIONS in its entirety and substituting the following:

ITEM 2.     LIMIT OF LIABILITY AND DEDUCTIBLE AMOUNT SUBJECT TO SECTIONS 7, 8 AND 11 HEREOF:

LIMIT OF LIABILITY IS: $ 50,000     DEDUCTIBLE AMOUNT IS: $ 5,000

3.     By deleting ITEM 3. of the DECLARATIONS in its entirety and substituting the following:

ITEM 3.     THE LIABILITY OF THE COMPANY IS ALSO SUBJECT TO THE TERMS OF THE FOLLOWING ENDORSEMENTS EXECUTED SIMULTANEOUSLY HEREWITH:

Computer Systems Endorsement Form 17-02-4769, Computer Virus Endorsement Form 17-024770, Tele-Facsimile Transmissions Endorsement Form 17-02-4772, Unauthorized Signatures Endorsement Form 17-02-4773, Uncollectible Items of Deposit Endorsement Form 17-02-4774, Name of Assured Endorsement Form 17-02-4904, New York Amendatory Endorsement, FINRA Cancellation Notice 14-02-13706, Terrorism Notice.

4.     By deleting ITEM 4. of the DECLARATIONS in its entirety and substituting the following:

ITEM 4.     ORGANIZATIONS TO BE NOTIFIED OF TERMINATION:

The COMPANY will mark its records to indicate that the following will be notified promptly concerning the cancellation, termination or substantial modification of this Bond, whether at the request of the ASSURED or the COMPANY, and will use its best efforts to so notify the following, but failure to so notify the following shall not impair or delay the effectiveness of any such cancellation, termination or modification:

National Association of Securities Dealers, Inc.

FINRA

5.     By deleting ITEM 5. of the DECLARATIONS in its entirety and substituting the following:

ITEM 5.     OFFICES OR PREMISES COVERED:

All the ASSURED’s offices or premises in existence at the time this Bond becomes effective are covered under this Bond except the offices or premises located as follows:

Securities Dealer Blanket Bond
Form 17-02-5128 (Ed. 3-03)     Page 1

6.         It is further agreed that the COMPANY, in consideration of payment of the required premium by the ASSURED, agrees with the ASSURED that the expiring BOND PERIOD is renewed for the BOND PERIOD stated above. This Renewal Endorsement together with the DECLARATIONS, contract, and Endorsements of the expiring Bond comprise this Bond. The COMPANY only issued to the ASSURED those Bond documents containing changes from the ASSURED’S previous BOND PERIOD coverages and any new or additional coverages or Bond provisions.

This Endorsement applies to loss discovered after 12:01 a.m. on January 1, 2008.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: October 8, 2008	By________________________________ Authorized Representative

Securities Dealer Blanket Bond

Form 17-02-5128 (Ed. 3-03)     Page 1

ENDORSEMENT/RIDER

Effective date of this endorsement/rider: January 1, 2008	VIGILANT INSURANCE COMPANY

Endorsement/Rider No.
To be attached to and form a part of Bond No. 82049804A
Issued to: MARWOOD GROUP

FINANCIAL INDUSTRY REGULATORY AUTHORITY MANDATORY ENDORSEMENT

In consideration of the premium charged, it is agreed that:

(1)     Item 4., ORGANIZATIONS TO BE NOTIFIED OF TERMINATION, of the Declarations of this bond is deleted and replaced with the following:

The COMPANY will marks its records to indicate that the following will be notified promptly concerning the cancellation, termination or substantial modification of this Bond, whether at the request of the ASSURED or the COMPANY, and will use its best efforts to so notify the following but failure to so notify the following shall not impair or delay the effectiveness of any such cancellation, termination or modification:

Financial Industry Regulatory Authority.

(2)     Section 12., Termination or Cancellation of the Conditions and Limitations of this bond, the last full paragraph is deleted and replaced with the following:

The COMPANY will mark its records to indicate that the Financial Industry Regulatory Authority is to be notified promptly concerning the cancellation, termination or substantial modification of this Bond, whether at the request of the ASSURED or the COMPANY, and will use its best efforts to so notify said Authority but failure to so notify said Authority shall not impair or delay the effectiveness of any such cancellation, termination or modification.

The title and any headings in this endorsement/rider are solely for convenience and form no part of the terms and conditions of coverage.

All other terms, conditions and limitations of this Bond shall remain unchanged.

By _______________________________ Authorized Representative

14-02-13706 (12/2007)     Page 1

VIGILANT INSURANCE COMPANY

Endorsement No.:

Bond Number: 82049804A

NAME OF ASSURED: MARWOOD GROUP LLC

NAME OF ASSURED ENDORSEMENT

It is agreed that the FIRST NAMED ASSURED in the Declarations is amended to read as follows:

Marwood Group LLC
Marwood Group Business Development
Marwood Group Advisory LLC.
U.S. Imaging Network LLC.

This Endorsement applies to loss discovered after 12:01 a.m. on January 22, 2008

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: February 29, 2008	By _______________________________ Authorized Representative

Securities Dealer Blanket Bond

Form 17-02-4904 (Ed. 9-02)

VIGILANT INSURANCE COMPANY

Endorsement No.:

Bond Number: 82049804A

NAME OF ASSURED: MARWOOD GROUP

NAME OF ASSURED ENDORSEMENT

It is agreed that the FIRST NAMED ASSURED in the Declarations is amended to read as follows:

Marwood Group LLC
Marwood Alternative Asset Management, LLC
Marwood Group & Co USA LLC
WayPoint Advisors LLC
Meadowlands Insurance Agency LLC
EMK Industries, LLC
JTM Industries, LLC
Marwood Group Business Development, LLC
Marwood Group Advisory, LLC
U.S. Imaging Network, LLC
Marwood Group LLC 401 K Plan

This Endorsement applies to loss discovered after 12:01 a.m. on January 22, 2008

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: August 5, 2008	By _______________________________ Authorized Representative

Securities Dealer Blanket Bond

Form 17-02-4904 (Ed. 9-02)

VIGILANT INSURANCE COMPANY

Endorsement No.:

Bond Number: 82049804A

NAME OF ASSURED: MARWOOD GROUP

NAME OF ASSURED ENDORSEMENT

It is agreed that the FIRST NAMED ASSURED in the Declarations is amended to read as follows:

Marwood Group LLC
Marwood Alternative Asset Management, LLC
Marwood Group & Co USA LLC
Marwood Group Business Development, LLC
Marwood Group Advisory, LLC
U.S. Imaging Network, LLC
Horizon Partners, Inc.
Marwood Holdings I, LLC
Marwood Holdings II, LLC
Marwood Group LLC 401K Plan

This Endorsement applies to loss discovered after 12:01 a.m. on April 1, 2008

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: August 5, 2008	By _______________________________ Authorized Representative

Securities Dealer Blanket Bond

Form 17-02-4904 (Ed. 9-02)

VIGILANT INSURANCE COMPANY

Endorsement No.:

Bond Number: 82049804A

NAME OF ASSURED: MARWOOD GROUP LLC

NAME OF ASSURED ENDORSEMENT

It is agreed that the FIRST NAMED ASSURED in the Declarations is amended to read as follows:

Marwood Group LLC
Marwood Group Research LLC.
Marwood Group Business Development
Marwood Group Advisory LLC.
U.S. Imaging Network LLC.

This Endorsement applies to loss discovered after 12:01 a.m. on April 16, 2008

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: May 12, 2008	By _______________________________ Authorized Representative

Securities Dealer Blanket Bond

Form 17-02-4904 (Ed. 9-02)

VIGILANT INSURANCE COMPANY

Endorsement No.:

Bond Number:     82049804A

NAME OF ASSURED: MARWOOD GROUP

NAME OF ASSURED ENDORSEMENT

It is agreed that the FIRST NAMED ASSURED in the Declarations is amended to read as follows:

Marwood Group LLC
Marwood Alternative Asset Management, LLC
Marwood Group & Co USA LLC
Marwood Group Business Development, LLC
Marwood Group Advisory, LLC
U.S. Imaging Network, LLC
Horizon Partners, Inc.
Marwood Holdings I, LLC
Marwood Holdings II, LLC
Marwood Group Research, LLC
Marwood Group LLC 401K Plan

This Endorsement applies to loss discovered after 12:01 a.m. on April 16, 2008

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: August 5, 2008	By _______________________________ Authorized Representative

Securities Dealer Blanket Bond

Form 17-02-4904 (Ed. 9-02)

VIGILANT INSURANCE COMPANY

Endorsement No.:

Bond Number:     82049804A

NAME OF ASSURED: MARWOOD GROUP

RENEWAL ENDORSEMENT

It is agreed that this Bond is amended as follows:

1.     By deleting ITEM 1. of the DECLARATIONS in its entirety and substituting the following:

ITEM 1.     BOND PERIOD: from 12:01 A.M. on September 23, 2008

to 12:01 A.M. on September 23, 2009

Standard time at the above address to each of said dates. The liability of the COMPANY under this Bond shall not be cumulative from PERIOD to PERIOD.

2.     By deleting ITEM 2. of the DECLARATIONS in its entirety and substituting the following:

ITEM 2.     LIMIT OF LIABILITY AND DEDUCTIBLE AMOUNT SUBJECT TO SECTIONS 7, 8 AND 11 HEREOF:

LIMIT OF LIABILITY IS: $ 50,000     DEDUCTIBLE AMOUNT IS: $ 5,000

3.     By deleting ITEM 3. of the DECLARATIONS in its entirety and substituting the following:

ITEM 3.     THE LIABILITY OF THE COMPANY IS ALSO SUBJECT TO THE TERMS OF THE FOLLOWING ENDORSEMENTS EXECUTED SIMULTANEOUSLY HEREWITH:

Computer Systems Endorsement Form 17-02-4769, Computer Virus Endorsement Form 17-024770, Tele-Facsimile Transmissions Endorsement Form 17-02-4772, Unauthorized Signatures Endorsement Form 17-02-4773, Uncollectible Items of Deposit Endorsement Form 17-02-4774, Name of Assured Endorsement Form 17-02-4904, New York Amendatory Endorsement, FINRA Cancellation Notice 14-02-13706, Terrorism Notice.

4.     By deleting ITEM 4. of the DECLARATIONS in its entirety and substituting the following:

ITEM 4.      ORGANIZATIONS TO BE NOTIFIED OF TERMINATION:

The COMPANY will mark its records to indicate that the following will be notified promptly concerning the cancellation, termination or substantial modification of this Bond, whether at the request of the ASSURED or the COMPANY, and will use its best efforts to so notify the following, but failure to so notify the following shall not impair or delay the effectiveness of any such cancellation, termination or modification:

National Association of Securities Dealers, Inc.

FINRA

5.     By deleting ITEM 5. of the DECLARATIONS in its entirety and substituting the following:

ITEM 5.     OFFICES OR PREMISES COVERED:

All the ASSURED’s offices or premises in existence at the time this Bond becomes effective are covered under this Bond except the offices or premises located as follows:

Securities Dealer Blanket Bond

Form 17-02-5128 (Ed. 3-03)     Page 1

6.      It is further agreed that the COMPANY, in consideration of payment of the required premium by the ASSURED, agrees with the ASSURED that the expiring BOND PERIOD is renewed for the BOND PERIOD stated above. This Renewal Endorsement together with the DECLARATIONS, contract, and Endorsements of the expiring Bond comprise this Bond. The COMPANY only issued to the ASSURED those Bond documents containing changes from the ASSURED’S previous BOND PERIOD coverages and any new or additional coverages or Bond provisions.

This Endorsement applies to loss discovered after 12:01 a.m. on September 23, 2008.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: November 3, 2008	By _______________________________ Authorized Representative

Securities Dealer Blanket Bond

Form 17-02-5128 (Ed. 3-03)     Page 1

VIGILANT INSURANCE COMPANY

Endorsement No.:

Bond Number:     82049804A

NAME OF ASSURED: MARWOOD GROUP

NAME OF ASSURED ENDORSEMENT

It is agreed that the FIRST NAMED ASSURED in the Declarations is amended to read as follows:

Marwood Group & Co. USA, LLC
Marwood Group LLC
Marwood Alternate Asset Management, LLC
Waypoint Advisors, LLC
Meadowlands Insurance Agency, LLC
Marwood Holding I, LLC
Marwood Holding II, LLC
Marwood Group Business Development, LLC
Marwood Group Advisory, LLC
U.S. Imaging Network, LLC
Horizon Partners, Inc.
Marwood Group Research, LLC
Marwood Group LLC 401K Plan

This Endorsement applies to loss discovered after 12:01 a.m. on September 23, 2008

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: November 3, 2008	By _______________________________ Authorized Representative

Securities Dealer Blanket Bond

Form 17-02-4904 (Ed. 9-02)     Page 1

ENDORSEMENT/RIDER

Effective date of this endorsement/rider: September 23, 2008 Issued to: MARWOOD GROUP	VIGILANT INSURANCE COMPANY Endorsement/Rider No. To be attached to and form a part of Bond No. 82049804A

FINANCIAL INDUSTRY REGULATORY AUTHORITY MANDATORY ENDORSEMENT

In consideration of the premium charged, it is agreed that:

(1)     Item 4., ORGANIZATIONS TO BE NOTIFIED OF TERMINATION, of the Declarations of this bond is deleted and replaced with the following:

The COMPANY will marks its records to indicate that the following will be notified promptly concerning the cancellation, termination or substantial modification of this Bond, whether at the request of the ASSURED or the COMPANY, and will use its best efforts to so notify the following but failure to so notify the following shall not impair or delay the effectiveness of any such cancellation, termination or modification:

Financial Industry Regulatory Authority.

(2)     Section 12., Termination or Cancellation of the Conditions and Limitations of this bond, the last full paragraph is deleted and replaced with the following:

The COMPANY will mark its records to indicate that the Financial Industry Regulatory Authority is to be notified promptly concerning the cancellation, termination or substantial modification of this Bond, whether at the request of the ASSURED or the COMPANY, and will use its best efforts to so notify said Authority but failure to so notify said Authority shall not impair or delay the effectiveness of any such cancellation, termination or modification.

The title and any headings in this endorsement/rider are solely for convenience and form no part of the terms and conditions of coverage.

All other terms, conditions and limitations of this Bond shall remain unchanged.

By _______________________________ Authorized Representative

14-02-13706 (12/2007)     Page 1

VIGILANT INSURANCE COMPANY

Endorsement No.:

Bond Number: 82049804A

NAME OF ASSURED: MARWOOD GROUP

RENEWAL ENDORSEMENT

It is agreed that this Bond is amended as follows:

1.     By deleting ITEM 1. of the DECLARATIONS in its entirety and substituting the following:

ITEM 1.     BOND PERIOD: from 12:01 A.M. on September 23, 2008

to 12:01 A.M. on May 20, 2009

Standard time at the above address to each of said dates. The liability of the COMPANY under this Bond shall not be cumulative from PERIOD to PERIOD.

2.     By deleting ITEM 2. of the DECLARATIONS in its entirety and substituting the following:

ITEM 2.     LIMIT OF LIABILITY AND DEDUCTIBLE AMOUNT SUBJECT TO SECTIONS 7, 8 AND 11 HEREOF:

LIMIT OF LIABILITY IS: $ 50,000     DEDUCTIBLE AMOUNT IS: $ 5,000

3.     By deleting ITEM 3. of the DECLARATIONS in its entirety and substituting the following:

ITEM 3.     THE LIABILITY OF THE COMPANY IS ALSO SUBJECT TO THE TERMS OF THE FOLLOWING ENDORSEMENTS EXECUTED SIMULTANEOUSLY HEREWITH:

Computer Systems Endorsement Form 17-02-4769, Computer Virus Endorsement Form 17-024770, Tele-Facsimile Transmissions Endorsement Form 17-02-4772, Unauthorized Signatures Endorsement Form 17-02-4773, Uncollectible Items of Deposit Endorsement Form 17-02-4774, Name of Assured Endorsement Form 17-02-4904, New York Amendatory Endorsement, FINRA Cancellation Notice 14-02-13706, Terrorism Notice.

4.     By deleting ITEM 4. of the DECLARATIONS in its entirety and substituting the following:

ITEM 4.     ORGANIZATIONS TO BE NOTIFIED OF TERMINATION:

The COMPANY will mark its records to indicate that the following will be notified promptly concerning the cancellation, termination or substantial modification of this Bond, whether at the request of the ASSURED or the COMPANY, and will use its best efforts to so notify the following, but failure to so notify the following shall not impair or delay the effectiveness of any such cancellation, termination or modification:

National Association of Securities Dealers, Inc.

FINRA

5.     By deleting ITEM 5. of the DECLARATIONS in its entirety and substituting the following:

ITEM 5.     OFFICES OR PREMISES COVERED:

All the ASSURED’s offices or premises in existence at the time this Bond becomes effective are covered under this Bond except the offices or premises located as follows:

Securities Dealer Blanket Bond

Form 17-02-5128 (Ed. 3-03)     Page 1

6.     It is further agreed that the COMPANY, in consideration of payment of the required premium by the ASSURED, agrees with the ASSURED that the expiring BOND PERIOD is renewed for the BOND PERIOD stated above. This Renewal Endorsement together with the DECLARATIONS, contract, and Endorsements of the expiring Bond comprise this Bond. The COMPANY only issued to the ASSURED those Bond documents containing changes from the ASSURED’S previous BOND PERIOD coverages and any new or additional coverages or Bond provisions.

This Endorsement applies to loss discovered after 12:01 a.m. on September 23, 2008.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: November 4, 2008	By _______________________________ Authorized Representative

Securities Dealer Blanket Bond

Form 17-02-5128 (Ed. 3-03)     Page 23

VIGILANT INSURANCE COMPANY

Endorsement No.:

Bond Number:     82049804A

NAME OF ASSURED: MARWOOD GROUP

NAME OF ASSURED ENDORSEMENT

It is agreed that the FIRST NAMED ASSURED in the Declarations is amended to read as follows:

Marwood Group & Co. USA, LLC
Marwood Group LLC
Marwood Alternate Asset Management, LLC
Waypoint Advisors, LLC
Meadowlands Insurance Agency, LLC
Marwood Holding I, LLC
Marwood Holding II, LLC
Marwood Group Business Development, LLC
Marwood Group Advisory, LLC
U.S. Imaging Network, LLC
Horizon Partners, Inc.
Marwood Group Research, LLC
Marwood Group LLC 401K Plan

This Endorsement applies to loss discovered after 12:01 a.m. on September 23, 2008

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: November 4, 2008	By _______________________________ Authorized Representative

Securities Dealer Blanket Bond

Form 17-02-4904 (Ed. 9-02)

ENDORSEMENT/RIDER

Effective date of this endorsement/rider: September 23, 2008 Issued to: MARWOOD GROUP	VIGILANT INSURANCE COMPANY Endorsement/Rider No. To be attached to and form a part of Bond No. 82049804A

FINANCIAL INDUSTRY REGULATORY AUTHORITY MANDATORY ENDORSEMENT

In consideration of the premium charged, it is agreed that:

(1)     Item 4., ORGANIZATIONS TO BE NOTIFIED OF TERMINATION, of the Declarations of this bond is deleted and replaced with the following:

The COMPANY will marks its records to indicate that the following will be notified promptly concerning the cancellation, termination or substantial modification of this Bond, whether at the request of the ASSURED or the COMPANY, and will use its best efforts to so notify the following but failure to so notify the following shall not impair or delay the effectiveness of any such cancellation, termination or modification:

Financial Industry Regulatory Authority.

(2)     Section 12., Termination or Cancellation of the Conditions and Limitations of this bond, the last full paragraph is deleted and replaced with the following:

The COMPANY will mark its records to indicate that the Financial Industry Regulatory Authority is to be notified promptly concerning the cancellation, termination or substantial modification of this Bond, whether at the request of the ASSURED or the COMPANY, and will use its best efforts to so notify said Authority but failure to so notify said Authority shall not impair or delay the effectiveness of any such cancellation, termination or modification.

The title and any headings in this endorsement/rider are solely for convenience and form no part of the terms and conditions of coverage.

All other terms, conditions and limitations of this Bond shall remain unchanged.

By _______________________________ Authorized Representative

14-02-13706 (12/2007)     Page 1

VIGILANT INSURANCE COMPANY

Endorsement No.:

Bond Number: 82049804A

NAME OF ASSURED: MARWOOD GROUP, LLC

     RENEWAL ENDORSEMENT

It is agreed that this Bond is amended as follows:

1.     By deleting ITEM 1. of the DECLARATIONS in its entirety and substituting the following:

ITEM 1.     BOND PERIOD: from 12:01 A.M. on September 23, 2008

to 12:01 A.M. on May 20, 2009

Standard time at the above address to each of said dates. The liability of the COMPANY under this Bond shall not be cumulative from PERIOD to PERIOD.

2.     By deleting ITEM 2. of the DECLARATIONS in its entirety and substituting the following:

ITEM 2.     LIMIT OF LIABILITY AND DEDUCTIBLE AMOUNT SUBJECT TO SECTIONS 7, 8 AND 11 HEREOF:

LIMIT OF LIABILITY IS: $ 250,000     DEDUCTIBLE AMOUNT IS: $ 5,000

3.     By deleting ITEM 3. of the DECLARATIONS in its entirety and substituting the following:

ITEM 3.     THE LIABILITY OF THE COMPANY IS ALSO SUBJECT TO THE TERMS OF THE
FOLLOWING ENDORSEMENTS EXECUTED SIMULTANEOUSLY HEREWITH:

Computer Systems Endorsement Form 17-02-4769, Computer Virus Endorsement Form 17-024770, Tele-Facsimile Transmissions Endorsement Form 17-02-4772, Unauthorized Signatures Endorsement Form 17-02-4773, Uncollectible Items of Deposit Endorsement Form 17-02-4774, Name of Assured Endorsement Form 17-02-4904, New York Amendatory Endorsement Form 17-02-5045, FINRA Cancellation Notice 14-02-13706, Terrorism Notice 10-02-1281

4.     By deleting ITEM 4. of the DECLARATIONS in its entirety and substituting the following:

ITEM 4.     ORGANIZATIONS TO BE NOTIFIED OF TERMINATION:

The COMPANY will mark its records to indicate that the following will be notified promptly concerning the cancellation, termination or substantial modification of this Bond, whether at the request of the ASSURED or the COMPANY, and will use its best efforts to so notify the following, but failure to so notify the following shall not impair or delay the effectiveness of any such cancellation, termination or modification:

National Association of Securities Dealers, Inc.

FINRA

5.     By deleting ITEM 5. of the DECLARATIONS in its entirety and substituting the following:

ITEM 5.     OFFICES OR PREMISES COVERED:

Securities Dealer Blanket Bond

Form 17-02-5128 (Ed. 3-03)     Page 1

All the ASSURED’s offices or premises in existence at the time this Bond becomes effective are covered under this Bond except the offices or premises located as follows:

6.     It is further agreed that the COMPANY, in consideration of payment of the required premium by the ASSURED, agrees with the ASSURED that the expiring BOND PERIOD is renewed for the BOND PERIOD stated above. This Renewal Endorsement together with the DECLARATIONS, contract, and Endorsements of the expiring Bond comprise this Bond. The COMPANY only issued to the ASSURED those Bond documents containing changes from the ASSURED’S previous BOND PERIOD coverages and any new or additional coverages or Bond provisions.

This Endorsement applies to loss discovered after 12:01 a.m. on September 23, 2008.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: April 15, 2009	By _______________________________ Authorized Representative

Securities Dealer Blanket Bond

Form 17-02-5128 (Ed. 3-03)     Page 2

VIGILANT INSURANCE COMPANY

Endorsement No.:

Bond Number: 82049804A

NAME OF ASSURED: MARWOOD GROUP LLC

NAME OF ASSURED ENDORSEMENT

It is agreed that the FIRST NAMED ASSURED in the Declarations is amended to read as follows:

Marwood Group & Co. USA, LLC
Marwood Group LLC
Marwood Alternate Asset Management, LLC
Waypoint Advisors, LLC
Meadowlands Insurance Agency, LLC
Marwood Holding I, LLC
Marwood Holding II, LLC
Marwood Group Business Development, LLC
Marwood Group Advisory, LLC
U.S. Imaging Network, LLC
Horizon Partners, Inc.
Marwood Group Research, LLC
Marwood Group LLC 401K Plan

This Endorsement applies to loss discovered after 12:01 a.m. on September 23, 2008

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: April 15, 2009	By _______________________________ Authorized Representative

Securities Dealer Blanket Bond
Form 17-02-4904 (Ed. 9-02)

ENDORSEMENT/RIDER

Effective date of this endorsement/rider: September 23, 2008 Issued to: MARWOOD GROUP, LLC	VIGILANT INSURANCE COMPANY Endorsement/Rider No. To be attached to and form a part of Bond No. 82049804A

     FINANCIAL INDUSTRY REGULATORY AUTHORITY MANDATORY ENDORSEMENT

In consideration of the premium charged, it is agreed that:

(1)     Item 4., ORGANIZATIONS TO BE NOTIFIED OF TERMINATION, of the Declarations of this bond is deleted and replaced with the following:

The COMPANY will marks its records to indicate that the following will be notified promptly concerning the cancellation, termination or substantial modification of this Bond, whether at the request of the ASSURED or the COMPANY, and will use its best efforts to so notify the following but failure to so notify the following shall not impair or delay the effectiveness of any such cancellation, termination or modification:

Financial Industry Regulatory Authority.

(2)     Section 12., Termination or Cancellation of the Conditions and Limitations of this bond, the last full paragraph is deleted and replaced with the following:

The COMPANY will mark its records to indicate that the Financial Industry Regulatory Authority is to be notified promptly concerning the cancellation, termination or substantial modification of this Bond, whether at the request of the ASSURED or the COMPANY, and will use its best efforts to so notify said Authority but failure to so notify said Authority shall not impair or delay the effectiveness of any such cancellation, termination or modification.

The title and any headings in this endorsement/rider are solely for convenience and form no part of the terms and conditions of coverage.

All other terms, conditions and limitations of this Bond shall remain unchanged.

By _______________________________ Authorized Representative

14-02-13706 (12/2007)     Page 1

POLICYHOLDER
DISCLOSURE NOTICE OF
TERRORISM INSURANCE COVERAGE

(for policies with no terrorism exclusion or sublimit)

You are hereby notified that, under the Terrorism Risk Insurance Act (the “Act”), effective December 26, 2007, this policy makes available to you insurance for losses arising out of certain acts of terrorism. Terrorism is defined as any act certified by the Secretary of the Treasury, in concurrence with the Secretary of State and the Attorney General of the United States, to be an act of terrorism; to be a violent act or an act that is dangerous to human life, property or infrastructure; to have resulted in damage within the United States, or outside the United States in the case of an air carrier or vessel or the premises of a United States Mission; and to have been committed by an individual or individuals as part of an effort to coerce the civilian population of the United States or to influence the policy or affect the conduct of the United States Government by coercion.

You should know that the insurance provided by your policy for losses caused by acts of terrorism is partially reimbursed by the United States under the formula set forth in the Act. Under this formula, the United States pays 85% of covered terrorism losses that exceed the statutorily established deductible to be paid by the insurance company providing the coverage.

However, if aggregate insured losses attributable to terrorist acts certified under the Act exceed $100 billion in a Program Year (January 1 through December 31), the Treasury shall not make any payment for any portion of the amount of such losses that exceeds $100 billion.

10-02-1281 (Ed. 1/2003)

If aggregate insured losses attributable to terrorist acts certified under the Act exceed $100 billion in a Program Year (January 1 through December 31) and we have met our insurer deductible under the Act, we shall not be liable for the payment of any portion of the amount of such losses that exceeds $100 billion, and in such case insured losses up to that amount are subject to pro rata allocation in accordance with procedures established by the Secretary of the Treasury.

The portion of your policy’s annual premium that is attributable to insurance for such acts of terrorism is: $ -0-.

If you have any questions about this notice, please contact your agent or broker.

10-02-1281 (Ed. 1/2003)

NAME OF ASSURED: MARWOOD GROUP	VIGILANT INSURANCE COMPANY Endorsement No.: Bond No. 82049804A

RENEWAL ENDORSEMENT

It is agreed that this Bond is amended as follows:

1.     By deleting ITEM 1. of the DECLARATIONS in its entirety and substituting the following:

     ITEM 1.     BOND PERIOD: from 12:01 A.M. on September 23, 2008

to 12:01 A.M. on May 20, 2009

Standard time at the above address to each of said dates. The liability of the COMPANY under this Bond shall not be cumulative from PERIOD to PERIOD.

2.     By deleting ITEM 2. of the DECLARATIONS in its entirety and substituting the following:

     ITEM 2.     LIMIT OF LIABILITY AND DEDUCTIBLE AMOUNT SUBJECT TO SECTIONS 7, 8 AND 11 HEREOF:

LIMIT OF LIABILITY IS:     $ 50,000          DEDUCTIBLE AMOUNT IS: $ 5,000

3.     By deleting ITEM 3. of the DECLARATIONS in its entirety and substituting the following:

     ITEM 3.     THE LIABILITY OF THE COMPANY IS ALSO SUBJECT TO THE TERMS OF THE FOLLOWING ENDORSEMENTS EXECUTED SIMULTANEOUSLY HEREWITH:

Computer Systems Endorsement Form 17-02-4769, Computer Virus Endorsement Form 17-024770, Tele-Facsimile Transmissions Endorsement Form 17-02-4772, Unauthorized Signatures Endorsement Form 17-02-4773, Uncollectible Items of Deposit Endorsement Form 17-02-4774, Name of Assured Endorsement Form 17-02-4904, New York Amendatory Endorsement Form 17-02-5045, FINRA Cancellation Notice 14-02-13706, Terrorism Notice 10-02-1281

4.     By deleting ITEM 4. of the DECLARATIONS in its entirety and substituting the following:

     ITEM 4.     ORGANIZATIONS TO BE NOTIFIED OF TERMINATION:

The COMPANY will mark its records to indicate that the following will be notified promptly concerning the cancellation, termination or substantial modification of this Bond, whether at the request of the ASSURED or the COMPANY, and will use its best efforts to so notify the following, but failure to so notify the following shall not impair or delay the effectiveness of any such cancellation, termination or modification:

National Association of Securities Dealers, Inc.

FINRA

5.     By deleting ITEM 5. of the DECLARATIONS in its entirety and substituting the following:

     ITEM 5.     OFFICES OR PREMISES COVERED:

All the ASSURED’s offices or premises in existence at the time this Bond becomes effective are covered under this Bond except the offices or premises located as follows:

Securities Dealer Blanket Bond
Form 17-02-4904 (Ed. 9-02)

6.     It is further agreed that the COMPANY, in consideration of payment of the required premium by the ASSURED, agrees with the ASSURED that the expiring BOND PERIOD is renewed for the BOND PERIOD stated above. This Renewal Endorsement together with the DECLARATIONS, contract, and Endorsements of the expiring Bond comprise this Bond. The COMPANY only issued to the ASSURED those Bond documents containing changes from the ASSURED’S previous BOND PERIOD coverages and any new or additional coverages or Bond provisions.

This Endorsement applies to loss discovered after 12:01 a.m. on September 23, 2008.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: May 1, 2009	By _______________________________ Authorized Representative

Securities Dealer Blanket Bond
Form 17-02-4904 (Ed. 9-02)

NAME OF ASSURED: MARWOOD GROUP	VIGILANT INSURANCE COMPANY Endorsement No.: Bond No. 82049804A

RENEWAL ENDORSEMENT

It is agreed that this Bond is amended as follows:

1.     By deleting ITEM 1. of the DECLARATIONS in its entirety and substituting the following:

ITEM 1.     BOND PERIOD: from 12:01 A.M. on November 18, 2008

to 12:01 A.M. on May 20, 2009

Standard time at the above address to each of said dates. The liability of the COMPANY under this Bond shall not be cumulative from PERIOD to PERIOD.

2.     By deleting ITEM 2. of the DECLARATIONS in its entirety and substituting the following:

ITEM 2.     LIMIT OF LIABILITY AND DEDUCTIBLE AMOUNT SUBJECT TO SECTIONS 7, 8 AND 11 HEREOF:

LIMIT OF LIABILITY IS: $ 250,000     DEDUCTIBLE AMOUNT IS: $ 5,000

3.     By deleting ITEM 3. of the DECLARATIONS in its entirety and substituting the following:

ITEM 3.     THE LIABILITY OF THE COMPANY IS ALSO SUBJECT TO THE TERMS OF THE FOLLOWING ENDORSEMENTS EXECUTED SIMULTANEOUSLY HEREWITH:

Computer Systems Endorsement Form 17-02-4769, Computer Virus Endorsement Form 17-02-4770, Tele-Facsimile Transmissions Endorsement Form 17-02-4772, Unauthorized Signatures Endorsement Form 17-02-4773, Uncollectible Items of Deposit Endorsement Form 17-02-4774, Name of Assured Endorsement 17-02-4904, FINRA Cancellation Notice 14-02-13706, New York Amendatory 17-02- 5045,Terrorism Notice 10-02-1281

4.     By deleting ITEM 4. of the DECLARATIONS in its entirety and substituting the following:

ITEM 4.     ORGANIZATIONS TO BE NOTIFIED OF TERMINATION:

The COMPANY will mark its records to indicate that the following will be notified promptly concerning the cancellation, termination or substantial modification of this Bond, whether at the request of the ASSURED or the COMPANY, and will use its best efforts to so notify the following, but failure to so notify the following shall not impair or delay the effectiveness of any such cancellation, termination or modification:

National Association of Securities Dealers, Inc.

FINRA

5.     By deleting ITEM 5. of the DECLARATIONS in its entirety and substituting the following:

ITEM 5.     OFFICES OR PREMISES COVERED:

All the ASSURED’s offices or premises in existence at the time this Bond becomes effective are covered under this Bond except the offices or premises located as follows:

Securities Dealer Blanket Bond
Form 17-02-4904 (Ed. 9-02)

6.     It is further agreed that the COMPANY, in consideration of payment of the required premium by the ASSURED, agrees with the ASSURED that the expiring BOND PERIOD is renewed for the BOND PERIOD stated above. This Renewal Endorsement together with the DECLARATIONS, contract, and Endorsements of the expiring Bond comprise this Bond. The COMPANY only issued to the ASSURED those Bond documents containing changes from the ASSURED’S previous BOND PERIOD coverages and any new or additional coverages or Bond provisions.

This Endorsement applies to loss discovered after 12:01 a.m. on November 18, 2008.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: November 19, 2008	By _______________________________ Authorized Representative

Chubb Group of Insurance Companies 15 Mountain View Road, Warren, New Jersey 07059 FIRST NAME OF ASSURED (herein called ASSURED): MARWOOD GROUP 733 THIRD AVENUE, 11TH FLOOR NEW YORK, NY 10017

DECLARATIONS
FINANCIAL INSTITUTION
SECURITIES DEALER BLANKET BOND

Bond Number: 82049804A

VIGILANT INSURANCE COMPANY

Incorporated under the laws of New York a stock insurance company herein called the COMPANY

55 Water Street
New York, NY 10041-2899

ITEM 1.     BOND PERIOD:     from     12:01 a.m. on November 18, 2008

to     12:01 a.m. on May 20, 2009

Standard time at the above address to each of said dates. The liability of the COMPANY under this Bond shall not be cumulative from PERIOD to PERIOD.

ITEM 2     LIMIT OF LIABILITY AND DEDUCTIBLE AMOUNT SUBJECT TO SECTION 7, 8 AND 11 HEREOF:

     LIMIT OF LIABILITY IS:     $250,000     DEDUCTIBLE AMOUNT IS: $5,000

ITEM 3.     THE LIABILITY OF THE COMPANY IS ALSO SUBJECT TO THE TERMS OF THE FOLLOWING ENDORSEMENTS EXECUTED SIMULTANEOUSLY HEREWITH:

Computer Systems Endorsement Form 17-02-4769, Computer Virus Endorsement Form 17-02-4770, Tele-Facsimile Transmissions Endorsement Form 17-02-4772, Unauthorized Signatures Endorsement Form 17-02-4773, Uncollectible Items of Deposit Endorsement Form 17-02-4774, Name of Assured Endorsement Form 17-02-4904, New York Amendatory Endorsement 17-02-5045, FINRA Cancellation Notice 14-02-13706, Terrorism Notice.

ITEM 4.     ORGANIZATIONS TO BE NOTIFIED OF TERMINATION:

The COMPANY will mark its records to indicate that the following will be notified promptly concerning the cancellation, termination or substantial modification of this Bond, whether at the request of the ASSURED or the COMPANY, and will use its best efforts to so notify the following but failure to so notify the following shall not impair or delay the effectiveness of any such cancellation, termination or modification:

National Association of Securities Dealers, Inc.

FINRA

ITEM 5.     OFFICES OR PREMISES COVERED:

All the ASSURED’s offices or premises in existence at the time this Bond becomes effective are covered under this Bond except the offices or premises located as follows:

ITEM 6.     The ASSURED by the acceptance of this Bond gives notice to the COMPANY terminating or canceling prior bond(s) or policy(ies) No.(s) New. Such termination or cancellation to be effective as of the time this Bond becomes effective.

IN WITNESS WHEREOF, THE COMPANY caused this Bond to be signed by its authorized officers, but it shall not be valid unless also signed by an authorized representative of the COMPANY.

Secretary	President
Countersigned by____________________________	Authorized Representative

Name of Insured: MARWOOD GROUP	VIGILANT INSURANCE COMPANY Rider No.: Bond No. 82049804A

It is agreed that:

1.     The attached bond is amended by adding to the Section which provides for cancelation of this bond, as an entirety, an additional paragraph as follows:

No cancelation of this bond, as an entirety, whether by or at the request of the Insured or by the Company or Underwriter, shall take effect prior to the expiration of thirty (30) days after written notice of such cancelation has been filed with State of Tennessee, unless an earlier date of such cancelation is approved by said State of Tennessee, Attn: Insurance Department, 500 James Robertson Parkway, FL. 4, Nashville, TN 37243.

2.     This rider is effective as of the time the attached bond becomes effective.

Date: November 25, 2008	By _______________________________ Authorized Representative

GENERAL CANCELATION CLAUSE RIDER

FOR USE WITH ALL FORMS OF BONDS WHERE NOTICE OF CANCELATION
MUST BE GIVEN TO COMPLY WITH A STATUTE OR DEPARTMENTAL AUTHORITY.

REVISED TO JUNE, 1990.

SR 5083c

Name of Insured: MARWOOD GROUP	VIGILANT INSURANCE COMPANY Rider No.: Bond No. 82049804A

It is agreed that:

1.     The attached bond is amended by adding to the Section which provides for cancelation of this bond, as an entirety, an additional paragraph as follows:

     No cancelation of this bond, as an entirety, whether by or at the request of the Insured or by the Company or Underwriter, shall take effect prior to the expiration of thirty (30) days after written notice of such cancelation has been filed with Minnesota Dept. of Commerce, unless an earlier date of such cancelation is approved by said Minnesota Dept. of Commerce 85 - 7th Place East Suite 500, St. Paul, MN 55101-2198.

2.     This rider is effective as of the time the attached bond becomes effective.

Date: November 25, 2008	By _______________________________ Authorized Representative

GENERAL CANCELATION CLAUSE RIDER

FOR USE WITH ALL FORMS OF BONDS WHERE NOTICE OF CANCELATION
MUST BE GIVEN TO COMPLY WITH A STATUTE OR DEPARTMENTAL AUTHORITY.

REVISED TO JUNE, 1990.

SR 5083c

Name of Insured: MARWOOD GROUP	VIGILANT INSURANCE COMPANY Rider No.: Bond No. 82049804A

It is agreed that:

1.     The attached bond is amended by adding to the Section which provides for cancelation of this bond, as an entirety, an additional paragraph as follows:

No cancelation of this bond, as an entirety, whether by or at the request of the Insured or by the Company or Underwriter, shall take effect prior to the expiration of thirty (30) days after written notice of such cancelation has been filed with Georgia Insurance Dept., unless an earlier date of such cancelation is approved by said Georgia Insurance Dept, 2 Martin Luther King Jr. Drive, Atlanta, GA 30334.

2.     This rider is effective as of the time the attached bond becomes effective.

Date: November 25, 2008	By _______________________________ Authorized Representative

GENERAL CANCELATION CLAUSE RIDER

FOR USE WITH ALL FORMS OF BONDS WHERE NOTICE OF CANCELATION
MUST BE GIVEN TO COMPLY WITH A STATUTE OR DEPARTMENTAL AUTHORITY.

REVISED TO JUNE, 1990.

SR 5083c

Name of Insured: MARWOOD GROUP	VIGILANT INSURANCE COMPANY Endorsement No.: Bond No. 82049804A

It is agreed that:

1.     The attached bond is amended by adding to the Section which provides for cancelation of this bond, as an entirety, an additional paragraph as follows:

     No cancelation of this bond, as an entirety, whether by or at the request of the Insured or by the Company or Underwriter, shall take effect prior to the expiration of thirty (30) days after written notice of such cancelation has been filed with Florida Dept. of Insurance, unless an earlier date of such cancelation is approved by said Florida Dept. of Insurance Applications Coord. Section, 200E. Gaines Street, Tallahassee, FL 32399-0327.

2.     This rider is effective as of the time the attached bond becomes effective.

Date: November 25, 2008	By _______________________________ Authorized Representative

GENERAL CANCELATION CLAUSE RIDER

FOR USE WITH ALL FORMS OF BONDS WHERE NOTICE OF CANCELATION
MUST BE GIVEN TO COMPLY WITH A STATUTE OR DEPARTMENTAL AUTHORITY.

REVISED TO JUNE, 1990.

SR 5083c

Name of Insured: MARWOOD GROUP	VIGILANT INSURANCE COMPANY Endorsement No.: Bond No. 82049804A

It is agreed that:

1.     The attached bond is amended by adding to the Section which provides for cancelation of this bond, as an entirety, an additional paragraph as follows:

No cancelation of this bond, as an entirety, whether by or at the request of the Insured or by the Company or Underwriter, shall take effect prior to the expiration of thirty (30) days after written notice of such cancelation has been filed with State of Oregon, unless an earlier date of such cancelation is approved by said State of Oregon Div. of Insurance, 350 Winter St. NE, Rm 440, Salem, OR 97301.

2.     This rider is effective as of the time the attached bond becomes effective.

Date: November 25, 2008	By _______________________________ Authorized Representative

GENERAL CANCELATION CLAUSE RIDER

FOR USE WITH ALL FORMS OF BONDS WHERE NOTICE OF CANCELATION
MUST BE GIVEN TO COMPLY WITH A STATUTE OR DEPARTMENTAL AUTHORITY.

REVISED TO JUNE, 1990.

SR 5083c

VIGILANT INSURANCE COMPANY Endorsement No.: Bond No. 82049804A
NAME OF ASSURED: MARWOOD GROUP & CO. USA, LLC

RENEWAL ENDORSEMENT

It is agreed that this Bond is amended as follows:

1.     By deleting ITEM 1. of the DECLARATIONS in its entirety and substituting the following:

ITEM 1.     BOND PERIOD: from 12:01 A.M. on September 23, 2008

to 12:01 A.M. on May 20, 2009

Standard time at the above address to each of said dates. The liability of the COMPANY under this Bond shall not be cumulative from PERIOD to PERIOD.

2.     By deleting ITEM 2. of the DECLARATIONS in its entirety and substituting the following:

ITEM 2.     LIMIT OF LIABILITY AND DEDUCTIBLE AMOUNT SUBJECT TO SECTIONS 7, 8 AND 11 HEREOF:

     LIMIT OF LIABILITY IS: $ 250,000     DEDUCTIBLE AMOUNT IS: $ 5,000

3.     By deleting ITEM 3. of the DECLARATIONS in its entirety and substituting the following:

ITEM 3.     THE LIABILITY OF THE COMPANY IS ALSO SUBJECT TO THE TERMS OF THE FOLLOWING ENDORSEMENTS EXECUTED SIMULTANEOUSLY HEREWITH:

Computer Systems Endorsement Form 17-02-4769, Computer Virus Endorsement Form 17-02-4770, Tele-Facsimile Transmissions Endorsement Form 17-02-4772, Unauthorized Signatures Endorsement Form 17-02-4773, Uncollectible Items of Deposit Endorsement Form 17-02-4774, Name of Assured Endorsement 17-02-4771, New York Amendatory Endorsement 17-02-5045, FINRA Cancellation Notice 14-0213706, Terrorism Notice 10-02-1281

4.     By deleting ITEM 4. of the DECLARATIONS in its entirety and substituting the following:

ITEM 4.     ORGANIZATIONS TO BE NOTIFIED OF TERMINATION:

The COMPANY will mark its records to indicate that the following will be notified promptly concerning the cancellation, termination or substantial modification of this Bond, whether at the request of the ASSURED or the COMPANY, and will use its best efforts to so notify the following, but failure to so notify the following shall not impair or delay the effectiveness of any such cancellation, termination or modification:

National Association of Securities Dealers, Inc.

FINRA

5.     By deleting ITEM 5. of the DECLARATIONS in its entirety and substituting the following:

ITEM 5. OFFICES OR PREMISES COVERED:

All the ASSURED’s offices or premises in existence at the time this Bond becomes effective are covered under this Bond except the offices or premises located as follows:

6.     It is further agreed that the COMPANY, in consideration of payment of the required premium by the ASSURED, agrees with the ASSURED that the expiring BOND PERIOD is renewed for the BOND PERIOD stated above. This Renewal Endorsement together with the DECLARATIONS, contract, and Endorsements of the expiring Bond comprise this Bond. The COMPANY only issued to the ASSURED those Bond documents containing changes from the ASSURED’S previous BOND PERIOD coverages and any new or additional coverages or Bond provisions.

This Endorsement applies to loss discovered after 12:01 a.m. on September 23, 2008.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: November 26, 2008	By _______________________________ Authorized Representative

Securities Dealer Blanket Bond

Form 17-02-5128 (Ed. 3-03)  Page 2

Chubb Group of Insurance Companies

15 Mountain View Road, Warren, New Jersey 07059

FIRST NAME OF ASSURED (herein called ASSURED):

MARWOOD GROUP & CO. USA, LLC

733 THIRD AVENUE, 11TH FLOOR
NEW YORK, NY 10017

DECLARATIONS
FINANCIAL INSTITUTION
SECURITIES DEALER BLANKET BOND

Bond Number: 82049804A

VIGILANT INSURANCE COMPANY

Incorporated under the laws of New York a stock insurance company herein called the COMPANY

55 Water Street
New York, NY 10041-2899

ITEM 1.      BOND PERIOD:     from     12:01 a.m. on November 18, 2008

to     12:01 a.m. on May 20, 2009

Standard time at the above address to each of said dates. The liability of the COMPANY under this Bond shall not be cumulative from PERIOD to PERIOD.

ITEM 2     LIMIT OF LIABILITY AND DEDUCTIBLE AMOUNT SUBJECT TO SECTION 7, 8 AND 11 HEREOF:

LIMIT OF LIABILITY IS:     $250,000     DEDUCTIBLE AMOUNT IS: $5,000

ITEM 3.     THE LIABILITY OF THE COMPANY IS ALSO SUBJECT TO THE TERMS OF THE FOLLOWING ENDORSEMENTS EXECUTED SIMULTANEOUSLY HEREWITH:

Computer Systems Endorsement Form 17-02-4769, Computer Virus Endorsement Form 17-02-4770, Tele-Facsimile

Transmissions Endorsement Form 17-02-4772, Unauthorized Signatures Endorsement Form 17-02-4773, Uncollectible

Items of Deposit Endorsement Form 17-02-4774, Name of Assured Endorsement Form 17-02-4904, New York Amendatory Endorsement 17-02-5045, FINRA Cancellation Notice 14-02-13706, Terrorism Notice.

ITEM 4.     ORGANIZATIONS TO BE NOTIFIED OF TERMINATION:

The COMPANY will mark its records to indicate that the following will be notified promptly concerning the cancellation, termination or substantial modification of this Bond, whether at the request of the ASSURED or the COMPANY, and will use its best efforts to so notify the following but failure to so notify the following shall not impair or delay the effectiveness of any such cancellation, termination or modification:

National Association of Securities Dealers, Inc.
FINRA

ITEM 5.     OFFICES OR PREMISES COVERED:

All the ASSURED’s offices or premises in existence at the time this Bond becomes effective are covered under this Bond except the offices or premises located as follows:

ITEM 6.     The ASSURED by the acceptance of this Bond gives notice to the COMPANY terminating or canceling prior bond(s) or policy(ies) No.(s) New. Such termination or cancellation to be effective as of the time this Bond becomes effective.

IN WITNESS WHEREOF, THE COMPANY caused this Bond to be signed by its authorized officers, but it shall not be valid unless also signed by an authorized representative of the COMPANY.

Secretary	President
Countersigned by ________________	________________________________________ Authorized Representative

Securities Dealer Blanket Bond

Form 17-02-2142 (Ed. 9-02)

VIGILANT INSURANCE COMPANY Endorsement No.: Bond No. 82049804A
Name of Insured: MARWOOD GROUP & CO. USA, LLC

It is agreed that:

1.         The attached bond is amended by adding to the Section which provides for cancelation of this bond, as an entirety, an additional paragraph as follows:

No cancelation of this bond, as an entirety, whether by or at the request of the Insured or by the Company or Underwriter, shall take effect prior to the expiration of thirty (30) days after written notice of such cancelation has been filed with State of Tennessee, unless an earlier date of such cancelation is approved by said State of Tennessee, Attn: Insurance Department, 500 James Robertson Parkway, FL. 4, Nashville, TN 37243.

2.     This rider is effective as of the time the attached bond becomes effective.

Date: November 26, 2008	By _______________________________ Authorized Representative

GENERAL CANCELATION CLAUSE RIDER

FOR USE WITH ALL FORMS OF BONDS WHERE NOTICE OF CANCELATION
MUST BE GIVEN TO COMPLY WITH A STATUTE OR DEPARTMENTAL AUTHORITY.

REVISED TO JUNE, 1990.

SR 5083c

VIGILANT INSURANCE COMPANY Endorsement No.: Bond No. 82049804A
Name of Insured: MARWOOD GROUP & CO. USA, LLC

It is agreed that:

1.         The attached bond is amended by adding to the Section which provides for cancelation of this bond, as an entirety, an additional paragraph as follows:

No cancelation of this bond, as an entirety, whether by or at the request of the Insured or by the Company or Underwriter, shall take effect prior to the expiration of thirty (30) days after written notice of such cancelation has been filed with Minnesota Dept. of Commerce, unless an earlier date of such cancelation is approved by said Minnesota Dept. of Commerce 85 - 7th Place East Suite 500, St. Paul, MN 55101-2198.

2.     This rider is effective as of the time the attached bond becomes effective.

Date: November 26, 2008	By _______________________________ Authorized Representative

GENERAL CANCELATION CLAUSE RIDER

FOR USE WITH ALL FORMS OF BONDS WHERE NOTICE OF CANCELATION
MUST BE GIVEN TO COMPLY WITH A STATUTE OR DEPARTMENTAL AUTHORITY.

REVISED TO JUNE, 1990.

SR 5083c

VIGILANT INSURANCE COMPANY Rider No.: Bond No. 82049804A
Name of Insured: MARWOOD GROUP & CO. USA, LLC

It is agreed that:

1.     The attached bond is amended by adding to the Section which provides for cancelation of this bond, as an entirety, an additional paragraph as follows:

No cancelation of this bond, as an entirety, whether by or at the request of the Insured or by the Company or Underwriter, shall take effect prior to the expiration of thirty (30) days after written notice of such cancelation has been filed with Georgia Insurance Dept., unless an earlier date of such cancelation is approved by said Georgia Insurance Dept, 2 Martin Luther King Jr. Drive, Atlanta, GA 30334.

2.     This rider is effective as of the time the attached bond becomes effective.

Date: November 26, 2008	By _______________________________ Authorized Representative

GENERAL CANCELATION CLAUSE RIDER

FOR USE WITH ALL FORMS OF BONDS WHERE NOTICE OF CANCELATION
MUST BE GIVEN TO COMPLY WITH A STATUTE OR DEPARTMENTAL AUTHORITY.

REVISED TO JUNE, 1990.

SR 5083c

VIGILANT INSURANCE COMPANY Rider No.: Bond No. 82049804A
Name of Insured: MARWOOD GROUP & CO. USA, LLC

It is agreed that:

1.         The attached bond is amended by adding to the Section which provides for cancelation of this bond, as an entirety, an additional paragraph as follows:

            No cancelation of this bond, as an entirety, whether by or at the request of the Insured or by the Company or Underwriter, shall take effect prior to the expiration of thirty (30) days after written notice of such cancelation has been filed with Florida Dept. of Insurance, unless an earlier date of such cancelation is approved by said Florida Dept. of Insurance Applications Coord. Section, 200E. Gaines Street, Tallahassee, FL 32399-0327.

2.     This rider is effective as of the time the attached bond becomes effective.

Date: November 26, 2008	By _______________________________ Authorized Representative

GENERAL CANCELATION CLAUSE RIDER

FOR USE WITH ALL FORMS OF BONDS WHERE NOTICE OF CANCELATION
MUST BE GIVEN TO COMPLY WITH A STATUTE OR DEPARTMENTAL AUTHORITY.

REVISED TO JUNE, 1990.

SR 5083c

VIGILANT INSURANCE COMPANY Rider No.: Bond No. 82049804A
Name of Insured: MARWOOD GROUP & CO. USA, LLC

It is agreed that:

1.         The attached bond is amended by adding to the Section which provides for cancelation of this bond, as an entirety, an additional paragraph as follows:

No cancelation of this bond, as an entirety, whether by or at the request of the Insured or by the Company or Underwriter, shall take effect prior to the expiration of thirty (30) days after written notice of such cancelation has been filed with State of Oregon, unless an earlier date of such cancelation is approved by said State of Oregon Div. of Insurance, 350 Winter St. NE, Rm 440, Salem, OR 97301.

2.     This rider is effective as of the time the attached bond becomes effective.

Date: November 26, 2008	By _______________________________ Authorized Representative

GENERAL CANCELATION CLAUSE RIDER

FOR USE WITH ALL FORMS OF BONDS WHERE NOTICE OF CANCELATION
MUST BE GIVEN TO COMPLY WITH A STATUTE OR DEPARTMENTAL AUTHORITY.

REVISED TO JUNE, 1990.

SR 5083c

VIGILANT INSURANCE COMPANY Endorsement No.: Bond No. 82049804A
NAME OF ASSURED: MARWOOD GROUP & CO. USA, LLC

NAME OF ASSURED ENDORSEMENT

It is agreed that the FIRST NAMED ASSURED in the Declarations is amended to read as follows:

Marwood Group & Co. USA, LLC
Marwood Group LLC
Marwood Alternate Asset Management, LLC
Waypoint Advisors, LLC
Meadowlands Insurance Agency, LLC
Marwood Holding I, LLC
Marwood Holding II, LLC
Marwood Group Business Development, LLC
Marwood Group Advisory, LLC
U.S. Imaging Network, LLC
Horizon Partners, Inc.
Marwood Group Research, LLC
Marwood Group LLC 401K Plan

This Endorsement applies to loss discovered after 12:01 a.m. on September 23, 2008

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: November 26, 2008	By _______________________________ Authorized Representative

Securities Dealer Blanket Bond

Form 17-02-4904 (Ed. 9-02)

ENDORSEMENT/RIDER

Effective date of this endorsement/rider: September 23, 2008 Issued to: MARWOOD GROUP & CO. USA, LLC	VIGILANT INSURANCE COMPANY Endorsement/Rider No. To be attached to and form a part of Bond No. 82049804A

FINANCIAL INDUSTRY REGULATORY AUTHORITY MANDATORY ENDORSEMENT

In consideration of the premium charged, it is agreed that:

(1)     Item 4., ORGANIZATIONS TO BE NOTIFIED OF TERMINATION, of the Declarations of this bond is deleted and replaced with the following:

The COMPANY will marks its records to indicate that the following will be notified promptly concerning the cancellation, termination or substantial modification of this Bond, whether at the request of the ASSURED or the COMPANY, and will use its best efforts to so notify the following but failure to so notify the following shall not impair or delay the effectiveness of any such cancellation, termination or modification:

Financial Industry Regulatory Authority.

(2)     Section 12., Termination or Cancellation of the Conditions and Limitations of this bond, the last full paragraph is deleted and replaced with the following:

The COMPANY will mark its records to indicate that the Financial Industry Regulatory Authority is to be notified promptly concerning the cancellation, termination or substantial modification of this Bond, whether at the request of the ASSURED or the COMPANY, and will use its best efforts to so notify said Authority but failure to so notify said Authority shall not impair or delay the effectiveness of any such cancellation, termination or modification.

The title and any headings in this endorsement/rider are solely for convenience and form no part of the terms and conditions of coverage.

All other terms, conditions and limitations of this Bond shall remain unchanged.

By _______________________________ Authorized Representative

14-02-13706 (12/2007)   Page 1

NAME OF ASSURED: MARWOOD GROUP, LLC	VIGILANT INSURANCE COMPANY Endorsement No.: Bond No. 82049804A

RENEWAL ENDORSEMENT

It is agreed that this Bond is amended as follows:

1.     By deleting ITEM 1. of the DECLARATIONS in its entirety and substituting the following:

ITEM 1.          BOND PERIOD: from 12:01 A.M. on May 20, 2009

to 12:01 A.M. on May 20, 2010

Standard time at the above address to each of said dates. The liability of the COMPANY under this Bond shall not be cumulative from PERIOD to PERIOD.

2.     By deleting ITEM 2. of the DECLARATIONS in its entirety and substituting the following:

ITEM 2.      LIMIT OF LIABILITY AND DEDUCTIBLE AMOUNT SUBJECT TO SECTIONS 7, 8 AND 11 HEREOF:

LIMIT OF LIABILITY IS: $ 250,000     DEDUCTIBLE AMOUNT IS: $ 5,000

3.     By deleting ITEM 3. of the DECLARATIONS in its entirety and substituting the following:

ITEM 3.      THE LIABILITY OF THE COMPANY IS ALSO SUBJECT TO THE TERMS OF THE FOLLOWING ENDORSEMENTS EXECUTED SIMULTANEOUSLY HEREWITH:

Computer Systems Endorsement Form 17-02-4769, Computer Virus Endorsement Form 17-024770, Tele-Facsimile Transmissions Endorsement Form 17-02-4772, Unauthorized Signatures Endorsement Form 17-02-4773, Uncollectible Items of Deposit Endorsement Form 17-02-4774, Name of Assured Endorsement Form 17-02-4904, New York Amendatory Endorsement Form 17-02-5045, FINRA Cancellation Notice 14-02-13706, Terrorism Notice 10-02-1281

4.     By deleting ITEM 4. of the DECLARATIONS in its entirety and substituting the following:

ITEM 4.     ORGANIZATIONS TO BE NOTIFIED OF TERMINATION:

The COMPANY will mark its records to indicate that the following will be notified promptly concerning the cancellation, termination or substantial modification of this Bond, whether at the request of the ASSURED or the COMPANY, and will use its best efforts to so notify the following, but failure to so notify the following shall not impair or delay the effectiveness of any such cancellation, termination or modification:

National Association of Securities Dealers, Inc.

FINRA

5.     By deleting ITEM 5. of the DECLARATIONS in its entirety and substituting the following:

ITEM 5. OFFICES OR PREMISES COVERED:

Securities Dealer Blanket Bond

Form 17-02-5128 (Ed. 3-03)

All the ASSURED’s offices or premises in existence at the time this Bond becomes effective are covered under this Bond except the offices or premises located as follows:

6.     It is further agreed that the COMPANY, in consideration of payment of the required premium by the ASSURED, agrees with the ASSURED that the expiring BOND PERIOD is renewed for the BOND PERIOD stated above. This Renewal Endorsement together with the DECLARATIONS, contract, and Endorsements of the expiring Bond comprise this Bond. The COMPANY only issued to the ASSURED those Bond documents containing changes from the ASSURED’S previous BOND PERIOD coverages and any new or additional coverages or Bond provisions.

This Endorsement applies to loss discovered after 12:01 a.m. on May 20, 2009.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: April 15, 2009	By _______________________________ Authorized Representative

Securities Dealer Blanket Bond

Form 17-02-5128 (Ed. 3-03)

NAME OF ASSURED: MARWOOD GROUP, LLC	VIGILANT INSURANCE COMPANY Endorsement No.: Bond No. 82049804A

NAME OF ASSURED ENDORSEMENT

It is agreed that the FIRST NAMED ASSURED in the Declarations is amended to read as follows:

Marwood Alternative Asset Management, LLC,
Marwood Group Research, LLC,
Marwood Group & Co. USA, LLC,
Marwood Group Advisory, LLC,
Marwood Group Business Development, LLC,
Meadow Lands Insurance Agency, LLC,
US Imaging Network, LLC, Waypoint Advisors, LLC,
Marwood Holdings I, Inc,
Marwood Holdings II, Inc,
Horizon Partners, Inc.

This Endorsement applies to loss discovered after 12:01 a.m. on May 20, 2009

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: April 15, 2009	By _______________________________ Authorized Representative

Securities Dealer Blanket Bond

Form 17-02-4904 (Ed. 9-02)

Effective date of this endorsement/rider: May 20, 2009 Issued to: MARWOOD GROUP, LLC	ENDORSEMENT/RIDER VIGILANT INSURANCE COMPANY Endorsement/Rider No.: To be attached to and form a part of Bond No. 82049804A

FINANCIAL INDUSTRY REGULATORY AUTHORITY MANDATORY ENDORSEMENT

In consideration of the premium charged, it is agreed that:

(1)        Item 4., ORGANIZATIONS TO BE NOTIFIED OF TERMINATION, of the Declarations of this bond is deleted and replaced with the following:

The COMPANY will marks its records to indicate that the following will be notified promptly concerning the cancellation, termination or substantial modification of this Bond, whether at the request of the ASSURED or the COMPANY, and will use its best efforts to so notify the following but failure to so notify the following shall not impair or delay the effectiveness of any such cancellation, termination or modification:

Financial Industry Regulatory Authority.

(2)     Section 12., Termination or Cancellation of the Conditions and Limitations of this bond, the last full paragraph is deleted and replaced with the following:

The COMPANY will mark its records to indicate that the Financial Industry Regulatory Authority is to be notified promptly concerning the cancellation, termination or substantial modification of this Bond, whether at the request of the ASSURED or the COMPANY, and will use its best efforts to so notify said Authority but failure to so notify said Authority shall not impair or delay the effectiveness of any such cancellation, termination or modification.

The title and any headings in this endorsement/rider are solely for convenience and form no part of the terms and conditions of coverage.

All other terms, conditions and limitations of this Bond shall remain unchanged.

_______________________________ Authorized Representative

14-02-13706 (12/2007)  Page 1

POLICYHOLDER
DISCLOSURE NOTICE OF
TERRORISM INSURANCE COVERAGE
(for policies with no terrorism exclusion or sublimit)

You are hereby notified that, under the Terrorism Risk Insurance Act (the “Act”), effective December 26, 2007, this policy makes available to you insurance for losses arising out of certain acts of terrorism. Terrorism is defined as any act certified by the Secretary of the Treasury, in concurrence with the Secretary of State and the Attorney General of the United States, to be an act of terrorism; to be a violent act or an act that is dangerous to human life, property or infrastructure; to have resulted in damage within the United States, or outside the United States in the case of an air carrier or vessel or the premises of a United States Mission; and to have been committed by an individual or individuals as part of an effort to coerce the civilian population of the United States or to influence the policy or affect the conduct of the United States Government by coercion.

You should know that the insurance provided by your policy for losses caused by acts of terrorism is partially reimbursed by the United States under the formula set forth in the Act. Under this formula, the United States pays 85% of covered terrorism losses that exceed the statutorily established deductible to be paid by the insurance company providing the coverage.

However, if aggregate insured losses attributable to terrorist acts certified under the Act exceed $100 billion in a Program Year (January 1 through December 31), the Treasury shall not make any payment for any portion of the amount of such losses that exceeds $100 billion.

10-02-1281 (Ed. 1/2003)

If aggregate insured losses attributable to terrorist acts certified under the Act exceed $100 billion in a Program Year (January 1 through December 31) and we have met our insurer deductible under the Act, we shall not be liable for the payment of any portion of the amount of such losses that exceeds $100 billion, and in such case insured losses up to that amount are subject to pro rata allocation in accordance with procedures established by the Secretary of the Treasury.

The portion of your policy’s annual premium that is attributable to insurance for such acts of terrorism is: $ -0-.

If you have any questions about this notice, please contact your agent or broker.

10-02-1281 (Ed. 1/2003)

NAME OF ASSURED: MARWOOD GROUP, LLC	VIGILANT INSURANCE COMPANY Endorsement No.: 1 Bond No. 82049804

NAME OF ASSURED ENDORSEMENT

It is agreed that the FIRST NAMED ASSURED in the Declarations is amended to read as follows:

Marwood Alternative Asset Management, LLC,
Marwood Group Research, LLC,
Marwood Group & Co. USA, LLC,
Marwood Group Advisory, LLC,
Marwood Group Business Development, LLC,
Meadow Lands Insurance Agency, LLC,
US Imaging Network, LLC,
Waypoint Advisors, LLC,
Marwood Holdings I, Inc,
Marwood Holdings II, Inc,
Horizon Partners, Inc.
Marwood Group UK Ltd.

This Endorsement applies to loss discovered after 12:01 a.m. on May 20, 2009

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: July 21, 2009	By _______________________________ Authorized Representative

Securities Dealer Blanket Bond

Form 17-02-4904 (Ed. 9-02)

NAME OF ASSURED: MARWOOD GROUP, LLC	VIGILANT INSURANCE COMPANY Endorsement No.: 1 Bond Number: 82049804

NAME OF ASSURED ENDORSEMENT

It is agreed that the FIRST NAMED ASSURED in the Declarations is amended to read as follows:

Marwood Alternative Asset Management, LLC,
Marwood Group Research, LLC,
Marwood Group & Co. USA, LLC,
Marwood Group Advisory, LLC,
Marwood Group Business Development, LLC,
Meadowlands Insurance Agency, LLC,
US Imaging Network, LLC,
Waypoint Advisors, LLC,
Marwood Group Holdings I, LLC,
Marwood Group Holdings II, LLC,
Horizon Partners, Inc.
Marwood Group UK Ltd.

This Endorsement applies to loss discovered after 12:01 a.m. on May 20, 2009

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: July 28, 2009	By _______________________________ Authorized Representative

Securities Dealer Blanket Bond

Form 17-02-4904 (Ed. 9-02)

MARSH	Marsh Global Consumer a service of Seabury & Smith, Inc.. P.O. Box 14521 Des Moines, IA 50306-4521

DATE of ISSUE: July 27, 2009

CONDITIONAL BINDER	NO: 6214321

Old Field Fund, LLC 733 Third Avenue, 11th Floor New York, NY 10017

INSURED	Old Field Fund, LLC

INSURED BY :	ANNUAL PREMIUM	EFFECTIVE DATE
National Union Fire Insurance Company of Pittsburgh, PA	$1,415	08/23/2009 12:01 AM

Insuring Agreement	Limit	Deductible
A	$350,000	$0
C, D, E, F, G, J	$350,000	$5,000
B,H,I,K	$25,000	$5,000

This Binder shall expire and be of no further force or effect on the earlier of the Binder Expiration date stated below or the date of issuance of said “policy”.

If premium payment is not received prior to the expiration date of this binder, the binder is null and void and coverage will be cancelled back to the effective date of this binder.

BINDER EXPIRATION DATE: 9/23/2009

Authorized Agent Signature

AGREEMENT AMONG JOINTLY INSURED PARTIES

THIS AGREEMENT is made as of August 6, 2009 by and among Old Field Fund, LLC and Old Field Master Fund, LLC (together, the “Funds”) (the Funds are collectively referred to as the “Insureds”).

WHEREAS, the Funds are named as Insureds under a Joint Insured Fidelity Bond (the “Bond”) issued to the parties hereto with a term August 23, 2009 to August 23, 2010 (the “Insurer”);

WHEREAS, the Insureds desire to establish (i) criteria by which recoveries under the Bond shall be allocated among parties and in compliance with Rule 17g-1 under the Investment Company Act of 1940, as amended (the “Act”), and (ii) the basis on which additional investment companies for which Marwood Alternative Asset Management LLC (the “Adviser”) hereafter acts as adviser may be added as named Insured under the Bond;

NOW THEREFORE, it is hereby agreed as follows:

1.     In the event that the claims of loss of two or more Insureds under the Bond are so related that the insurer is entitled to assert that the claims must be aggregated, each Fund shall receive an equitable and proportionate share of the recovery, but at least equal to the amount it would have received had it provided and maintained a single insured bond with the minimum coverage required under Rule 17g-1 (b) under the Act.

2.     If the Insurer is willing to add as an Insured under the Bond an investment company not listed at the head of this agreement for which the Adviser hereafter is adviser, and such investment company may be included in the Bond pursuant to Rule 17g-1 under the Act, the Funds agree that (a) such addition may be made, provided that those Managers of each of the Funds who are not “interested persons” of such Fund shall approve such addition, and (b) such investment company may become a party to this agreement and be included within the terms “Fund” or “party,” provided that in each case (i) such investment company shall have executed and delivered to the Funds its written agreement to become a party hereto and be bound by the terms of this agreement, and (ii) the premium paid by each Fund thereafter would be no more than the premium of an individual policy for the Fund and no more than the share of the joint premiums based on the relative premiums which would apply to individual policies taken by the jointly insured parties.

3.     The obligations of the Funds under this Agreement are not binding upon any of the Managers or holders of units of beneficial interest of any such Fund individually, but bind only the respective assets of each Fund.

This Agreement Among Jointly Insured Parties may be executed in two or more counterparts, all of which taken together shall be deemed one and the same instrument.

IN WITNESS WHEREOF the parties have caused these presents to be executed by their officers hereunto duly authorized all as of the day and year first above written.

OLD FIELD FUND, LLC

By:
Name:	Thomas J. Modzelewski
Position:	Treasurer

OLD FIELD MASTER FUND, LLC

By:
Name:	Thomas J. Modzelewski
Position:	Treasurer

APPROVAL OF JOINT FIDELITY BOND AND

JOINT INSURED FIDELITY BOND AGREEMENT

VOTED:

That the Managers find that the participation in the Joint Fidelity Bond is in the best interests of the Funds and that the proper officers be, and they hereby are, authorized to execute, with the advice of legal counsel to the Funds, a Joint Fidelity Bond on behalf of the Funds in the amount of $350,000.

VOTED:

That the Managers find that the premium is fair and reasonable provided that the allocation of the premium be in accordance with a formula under which a Fund pays no more than its pro rata share of the premium based on relative asset size and, in any event, a Fund would pay no more than the premium of an individual policy and no more than the share of the joint premiums based on the relative premiums which would apply to individual policies obtained by the funds participating in the Joint Fidelity Bond.

VOTED:

That the proper officers of the Funds hereby are authorized to execute and deliver an Agreement (attached hereto as Exhibit A) on behalf of the Funds regarding the allocation of premiums for and share of recovery from the Joint Fidelity Bond as required by Rule 17g-1(f) under the 1940 Act.

VOTED:	That the officers of the Funds are hereby directed to:

(1)

File with the SEC within 10 days after execution of the fidelity bond or amendment thereof (i) a copy of the bond, (ii) a copy of each resolution of the Boards of Managers, including a majority of the Managers who are not “interested persons,” approving the amount, type, form and coverage of such bond and the portion of the premium to be paid by the Funds, (iii) a statement showing the amount the Funds would have provided or maintained had they not been named as an insured under a joint insured bond, (iv) a statement as to the period for which the premiums for such bond have been paid, (v) a copy of each agreement between the Funds and all other named insured entered into pursuant to Rule 17g-1(f) under the 1940 Act, and (vi) a copy of any amendment to such Agreement within 10 days after the execution of such amendment;

	(2)	File with the SEC, in writing, within five days after the making of a claim under the bond by the Funds, a statement of the nature and amount thereof;

	(3)	File with the SEC, within five days after the receipt thereof, a copy of the terms of the settlement of any claim under the bond of the Funds;

and

(4)

Notify by registered mail each member of the Boards of Managers at his or her last known residence of (i) any cancellation, termination or modification of the bond, not less than 45 days prior to the effective date of the cancellation, termination or modification, (ii) the filing and the settlement of any claims under the bond by the Funds at any time the filings required under (2) and (3) above are made with the SEC, and (iii) the filing and proposed terms of settlement of any claim under the bond by any other named insured, within five days of the receipt of a notice from the fidelity insurance company.